Exhibit 4.2
Execution Version
USD 315,000,000 SENIOR SECURED TERM LOAN FACILITY AGREEMENT

dated 20 December, 2017

for

FLEX LNG ENDEAVOUR LIMITED, FLEX LNG ENTERPRISE LIMITED and FLEX LNG RANGER LIMITED as Initial Borrowers

FLEX LNG FLEET LIMITED and FLEX LNG LTD. as Guarantors

arranged by

ABN AMRO BANK N.V. as Bookrunner, co-ordinator and Mandated Lead Arranger

DNB BANK ASA and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as Mandated Lead Arrangers

CREDIT SUISSE AG, NIBC BANK N.V. and SPAREBANK 1 SR-BANK ASA as Lead Arrangers

ABN AMRO BANK N.V., DNB BANK ASA, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), CREDIT SUISSE AG, NIBC BANK N.V. and SPAREBANK 1 SR-BANK ASA as Swap Providers

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 as Original Lenders

with

ABN AMRO BANK N.V. acting as Facility Agent and Security Agent

TABLE OF CONTENTS
1	DEFINITIONS AND INTERPRETATION	4

2	THE FACILITY	21

3	PURPOSE	23

4	CONDITIONS PRECEDENT	24

5	DRAWDOWN	25

6	SUBSTITUTION	26

7	REPAYMENT AND REDUCTION	28

8	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	28

9	MANDATORY PREPAYMENT	29

10	RESTRICTIONS	31

11	INTEREST	32

12	INTEREST PERIODS	32

13	CHANGES TO THE CALCULATION OF INTEREST	33

14	FEES	34

15	TAX GROSS UP AND INDEMNITIES	35

16	INCREASED COSTS	37

17	OTHER INDEMNITIES	39

18	MITIGATION BY THE LENDERS	41

19	COSTS AND EXPENSES	41

20	ON-DEMAND GUARANTEE AND INDEMNITY	42

21	SECURITY	45

22	REPRESENTATIONS	46

23	INFORMATION UNDERTAKINGS	51

24	FINANCIAL COVENANTS	54

25	GENERAL UNDERTAKINGS	56

26	VESSEL UNDERTAKINGS	62

27	EVENTS OF DEFAULT	67

28	CHANGES TO THE LENDERS	70

2 | 123

29	CHANGES TO THE OBLIGORS	74

30	ROLE OF THE FACILITY AGENT, SECURITY AGENT, THE ARRANGERS AND OTHERS	74

31	SHARING AMONG THE FINANCE PARTIES	86

32	PAYMENT MECHANICS	87

33	NOTICES	89

34	CALCULATIONS AND CERTIFICATES	91

35	PARTIAL INVALIDITY	92

36	REMEDIES AND WAIVERS	92

37	AMENDMENTS AND WAIVERS	92

38	COUNTERPARTS	93

39	CONTRACTUAL RECOGNITION OF BAIL-IN	93

40	GOVERNING LAW	94

41	ENFORCEMENT	94

42	PROCESS AGENT	94

3 | 123

THIS AGREEMENT (the "Agreement") is dated 20 December, 2017 and made between:
(1)
FLEX LNG ENDEAVOUR LIMITED, a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as initial borrower;

(2)
FLEX LNG ENTERPRISE LIMITED, a corporation incorporated in the Republic of The Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as initial borrower;

(3)
FLEX LNG RANGER LIMITED, a corporation incorporated in the Republic of The Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as initial borrower;

(4)
FLEX LNG FLEET LIMITED, a company incorporated and existing under the laws of Bermuda whose registered office is at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, Bermuda (the "Intermediate Parent");

(5)
FLEX LNG LTD., a company incorporated and existing under the laws of Bermuda whose registered office is at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, Bermuda (the "Ultimate Parent" and together with the Intermediate Parent, the "Guarantors" and each a "Guarantor");

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");
(7)	ABN AMRO BANK N.V. as bookrunner, co-ordinator and mandated lead arranger;
(8)	DNB BANK ASA and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as mandated lead arrangers;
(9)	CREDIT SUISSE AG, NIBC BANK N.V. and SPAREBANK 1 SR-BANK ASA as lead arrangers (and together with the entities referred to in (7) and (8) above, each an "Arranger" and jointly the "Arrangers");
(10)
ABN AMRO BANK N.V., DNB BANK ASA, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), CREDIT SUISSE AG, NIBC BANK N.V. and SPAREBANK 1 SR-BANK ASA as swap providers (each a "Swap Provider" and jointly the "Swap Providers"); and

(11)	ABN AMRO BANK N.V. as facility agent of the other Finance Parties (the "Facility Agent") and as security agent of the other Finance Parties (the "Security Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1	DEFINITIONS AND INTERPRETATION
1.1	Definitions
4 | 123

In this Agreement:
"Acceptable Charter Agreement" means a charter contract with a duration of minimum five (5) years, on terms and with a reputable third party charterer acceptable to all Lenders.
"Account Bank" means DNB Bank ASA.
"Account Pledge" means a first priority account pledge in favour of the Security Agent (on behalf of the Finance Parties) over the Operating Accounts of the Borrowers, to be governed by Norwegian law and in form and substance acceptable to the Security Agent.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. For the purpose of ABN AMRO Bank N.V., "Affiliate" shall exclude the State of the Netherlands and any of its Subsidiaries other than ABN AMRO Bank N.V., but shall include any entity that acquires the business of ABN AMRO Bank N.V. to which the Dutch State is entitled.
"Approved Shipbrokers" means any of Fearnleys, Clarkssons Platou, Nordic Shipping, Affinity, Lorentzen Stemoco, Simpson Spence Young or such other independent and internationally reputable broker acceptable to the Facility Agent.
"Approved Ship Registry" means the ship registry of Marshall Islands, Liberia or such other ship registry as approved in writing by all Lenders.
"Approved Classification Society" means DNV GL, Lloyds Register, American Bureau of Shipping (ABS), Bureau Veritas or such other IACS classification society acceptable to all Lenders.
"Assignment of Earnings and Charterparties" means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of any of the Borrowers' rights, titles and interests to any Earnings under any charterparty for any Collateral Vessel with a term exceeding twelve (12) months, to be in form and substance acceptable to the Security Agent.
"Assignment of Hedging Claims" means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of each Borrower's rights, titles and interests under any Hedging Agreements related to this Facility, to be in form and substance acceptable to the Security Agent.
"Assignment of Insurances" means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of the Insurances relating to each Collateral Vessel, to be in form and substance acceptable to the Security Agent.
"Assignment of Intercompany Loans" means a first priority assignment of the claims of any Guarantor or, if applicable, any Borrower or any other Affiliate, under any loan from any Guarantor or, if applicable, from any other Borrower, in favour of the Security Agent (on behalf of the Finance Parties) to be in form and substance acceptable to the Security Agent and to include a statement of subordination, whereby any Guarantor or, if applicable, any other Borrower or Affiliate, subordinates its claims against the relevant Borrower to the claims of the Finance Parties under the Finance Documents.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
5 | 123

"Availability Period" means the period from and including the date of this Agreement until 31 December 2018.
"Available Commitment" means a Lender's Commitment minus:
(a)	the amount of its participation in any outstanding Drawdowns; and
(b)	in relation to any proposed Drawdown, the amount of its participation in any other Drawdowns that are due to be made on or before the proposed Drawdown Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"Borrowers" means any or all of the Initial Borrowers and/or any Acceding Borrower having replaced an Initial Borrower as part of a Substitution.
"Break Costs" means the amount (if any) by which:
(a)
the interest (less Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, New York, Stockholm, Zurich, Basel and Amsterdam.
"Change of Control" means the occurrence of any of the following events:
(a)	the Ultimate Parent ceases to directly own 100% of the shares in the Intermediate Parent;
6 | 123

(b)	the Intermediate Parent ceases to directly own 100% of the shares in each of the Borrowers, excluding in the event of a disposal in accordance with Clause 9.1 (Disposal or Total Loss);
(c)	John Fredriksen Family through Geveran Trading Co. Ltd. ceases to directly own at least 25% of the shares and voting rights of the Ultimate Parent;
(d)	John Fredriksen Family through GHL Greenwich Ltd. ceases to directly own 100% of the shares in Sterna Finance Ltd.; or
(e)
without the prior written approval of the Majority Lenders, any individual person or more persons acting in concert (other than Geveran Trading Co. Ltd.) have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Ultimate Parent or becomes owners of 1/3 or more of the voting shares of the Ultimate Parent.

"Collateral Vessel" means any or all of the Initial Vessels and/or, following completion of a Substitution, one or several of the applicable Substitution Vessels, always limited to a maximum of three Collateral Vessels at any time.
"Commitment" means:
(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement;
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement;
to the extent not cancelled, reduced or transferred by it under this Agreement.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
"Default" means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Delivery Date" means each of the dates when each Collateral Vessel is actually delivered from the applicable Yard to the relevant Borrower pursuant to the relevant Shipbuilding Contract.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

7 | 123

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(iii)	and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Drawdown" means the disbursement of a Loan, including a pre-positioning of the Pre-positioning Portion under each Tranche as described in Clause 3.1 (Purpose).
"Drawdown Date" means the date, being a Business Day, specified in the Drawdown Request, on which the Borrowers wishes a Drawdown to be made, or (as the context requires) the date on which a Loan is actually made to the Borrowers.
"Drawdown Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests and Notices).
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor, and which arise out of the use of or operation of the Collateral Vessels, including (but not limited to):
(a)
all freight and hire payable, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Collateral Vessels;

(b)	any claim under any guarantees related to freight and hire payable as a consequence of the operation of the Collateral Vessels;
(c)	compensation payable in the event of any requisition of any of the Collateral Vessels or for the use of any of the Collateral Vessels by any government authority or other competent authority;
(d)	demurrage and retention money receivable in relation to any of the Collateral Vessels;
(e)	all moneys which are at any time payable under the Insurances in respect of loss of earnings; and
(f)	any other money whatsoever due or to become due from third parties or otherwise in relation to any of the Collateral Vessels.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Environmental Approval" means any permit, license, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Collateral Vessels.
8 | 123

"Environmental Claim" means any claim, proceeding, enforcement or investigation by any party in respect of any Environmental Law or Environmental Approval.
"Environmental Law" means any applicable law, regulation, convention or treaty in any jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.
"Equity Ratio" shall have the meaning given to it in Clause 24.1 (Construction and definitions).
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).
"FA Act" means the Norwegian Act on Financial Agreements no. 46 of 25 June, 1999.
"Facility" means the senior secured term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
"Facility Amount" means the lower of:
(a)	USD 315,000,000; or
(b)	the aggregate of the Maximum Tranche Amount for each of the three Collateral Vessels, or, in each case, as this may be increased in accordance with Clause 2.2 (Accordion Increase Option).
"Fair Market Value" means the fair market value of each Collateral Vessel in USD determined by calculating the arithmetic mean of minimum two independent valuations of each Collateral Vessel, obtained by the Borrowers from two Approved Shipbrokers. If the two valuations differ by a margin of more than ten (10) per cent., then a third Approved Shipbroker shall provide a calculation and the fair market value of the Collateral Vessel shall be the arithmetic mean of the three valuations. The valuations shall be in form and substance acceptable to the Facility Agent and at all times not be older than thirty (30) days, and shall be made on charter free basis without physical inspection of the Collateral Vessels and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller.
"FATCA" means:
(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

9 | 123

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letters" means any letters from the Facility Agent and/or the Arrangers to the Borrowers regarding certain fees to be paid by the Borrowers in respect of this Agreement.
"Final Maturity Date" means the date falling five (5) years from the date of Drawdown of the third Tranche, but in any event not later than 30 June 2023, or earlier in accordance with this Agreement.
"Finance Document" means:
(a)	this Agreement;
(b)	any Accession Letter;
(c)	any Compliance Certificate;
(d)	any Fee Letter;
(e)
other than in respect of Clauses 37 (Amendments and Waivers), 38 (Counterparts) and (in relation to any communications between the Borrowers and the Swap Providers) Clause 33 (Notices), each Hedging Agreement;

(f)	a Drawdown Notice;
(g)	a Selection Notice;
(h)	the Security Documents;
10 | 123

(i)	the Subordination Statement;
(j)	any Trust Agreements;
(k)
any other document (whether creating Security or not) which is executed at any time by any of the Obligors or any other person as security in favour of, or to establish any form of subordination to, the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as "Finance Document" by the Facility Agent and the Borrowers.

"Finance Party" means any or all of the Lenders, the Arrangers, the Swap Providers, the Security Agent and the Facility Agent.
"Financial Close" means the date on which all the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) have been provided in form and substance satisfactory to the Facility Agent.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the IFRS, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)
any amount of any liability under a deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

11 | 123

(i)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS; and

(j)	(without double-counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) – (i) above.
"Group" means the Obligors and their Subsidiaries and any other entities required to be consolidated into any of their accounts and subsidiary undertakings under applicable law and IFRS.
"Group Company" means a member of the Group, however, excluding for the purpose of Clause 27 (Events of Default) any Group Company that:
(a)	is not an Obligor; and
(b)
that no Obligor has any actual or contingent liability for the obligations or liabilities of such Group Company (other than by way of Security over the shares in such Group Company or intra-group claims against such Group Company)..

"Guarantee" means the guarantee and indemnity (in Norwegian: "påkravsgaranti") granted by each of the Guarantors pursuant to Clause 20 (On-demand Guarantee and Indemnity).
"Hedging Agreement" means the ISDA 2002 master agreement (or any other swap agreement), and any confirmation and schedule entered into or to be entered into by any Borrower and any Swap Provider in accordance with Clause 25.11 (Hedging arrangements).
"Holding Company" means any company which:
(a)	has direct or indirect control; or
(b)	owns directly or indirectly more than fifty (50) per cent. (votes and capital), of another company.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Initial Borrower" means any or all, as the case may be, of:
(a)	FLEX LNG ENDEAVOUR LIMITED;
(b)	FLEX LNG ENTERPRISE LIMITED; and/or
(c)	FLEX LNG RANGER LIMITED.
"Initial Vessel" means any or all of the vessels listed as "Initial Vessels" in Schedule 9 (List of Collateral Vessels).
"Insurances" means the insurances from time to time taken out by or on behalf of any Obligor in respect of the Collateral Vessels, including those entered into in order to comply with Clause 26.1 (Vessel Insurances).
12 | 123

"Interest Payment Date" means the last Business Day of each Interest Period.
"Interest Period" means, in relation to a Loan, each of the periods determined in accordance with Clause 12 (Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default Interest).
"Interpolated Screen Rate" means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 12 noon on the Quotation Day for USD.
"Intragroup Indebtedness" shall have the meaning given to it in Clause 25.15 (Financial support).
"Inventory of Hazardous Material" means a statement of compliance issued by the relevant Yard which includes a list of any and all materials known to be potentially hazardous utilised in the construction of that Collateral Vessel (also referred to as a List of Hazardous Materials).
"ISM Code" means the International Management Code for Safe Operations of Ships and for Pollution Prevention, as adopted by the International Maritime Organisation.
"ISPS Code" means the International Ship and Port Facility Security Code, as adopted by the International Maritime Organisation.
"John Fredriksen Family" means Mr. John Fredriksen, his direct lineal descendants, the personal estate of any of them and/or any trust created for the benefit of any of the aforementioned persons and their estates.
"Lender" means:
(a)	any Original Lender; and
(b)	any entity which has become a Party as a Lender in accordance with Clause 28 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"LIBOR" means, in relation to any Loan:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or
(c)	if:
13 | 123

(i)	no Screen Rate is available for USD; or
(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate, as of 12 noon Amsterdam time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.
"Liquidity" shall have the meaning given to it in Clause 24.1 (Construction and definitions).
"Loan" means any loan to be made under this Agreement or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means
(a)
until the Commitments have been reduced to zero, Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments or, if the Commitments have been reduced to zero and no Loan is outstanding, aggregated more than 66 2/3 per cent. immediately prior to that reduction; or

(b)	at any other time, Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent of all the Loans then outstanding.
"Management Agreement(s)" means any commercial, technical and/or operational management agreement entered into between any of the Borrowers and the Manager(s) regarding any of the Collateral Vessels, on terms and conditions acceptable to the Majority Lenders.
"Manager" means:
(a)	Bernhard Schulte Shipmanagement (Isle of Man) Limited; or
(b)	any other management company acceptable to the Facility Agent.
"Margin" means 2.85 % p.a.
"Marpol" means the International Convention for the Prevention of Pollution from Ships.
"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:
(a)	the business, operations, property or condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; or
(b)	the ability of any of the Obligors to perform any of their obligations under the Finance Documents; or
(c)
the validity or enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

14 | 123

"Maximum Tranche Amount" means an amount equal to the lower of:
(a)	50% of the Total Delivery Costs for the relevant Collateral Vessel to be delivered from the Yard at the applicable Delivery Date; or
(b)	55% of the Fair Market Value of the applicable Collateral Vessel; or
(c)	USD 105,000,000,
in each case, as such amount may be increased in accordance with Clause 2.2 (Accordion Increase Option) and subject to such amount being decreased over time in accordance with Schedule 7 (Repayment Schedule).
"Mortgage(s)" means any or all of the first priority or preferred, as applicable, cross collateralized ship mortgages and, if applicable, the declaration of pledges or deeds of covenants collateral thereto, in form and substance acceptable to the Security Agent and registered against each of the Collateral Vessels with the applicable Approved Ship Registry in a jurisdiction acceptable to the Facility Agent.
"New Lender" has the meaning given to that term in Clause 28 (Changes to the Lenders).
"Obligors" means the Guarantors and the Borrowers or any of them, as the case may be.
"Operating Account(s)" means either or all, as the case may be, of the accounts held with the Account Bank and listed as such in Schedule 10 (List of Operating Accounts) of any Borrower into which all Earnings of the applicable Borrower from the Collateral Vessels are to be paid, and which are to be subject to an Account Pledge.
"Original Financial Statements" means the audited financial statements for each Obligor (consolidated in respect of the Ultimate Parent), for the financial year ended 2016.
"Party" means a party to this Agreement.
"Pre-positioning Portion" means the part of the relevant Tranche to be used to finance the final instalment under the relevant Shipbuilding Contract.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period.
"Reference Banks" means ABN AMRO Bank N.V., Skandinaviska Enskilda Banken AB (PUBL) and DNB Bank ASA or such other banks as may be appointed by the Facility Agent.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the applicable interbank market in the relevant currency and for the relevant period, were it to obtain interbank offers for deposits in that currency and for that period.
"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank.
"Relevant Jurisdiction" means in relation to any Party:
15 | 123

(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to Security under a Security Document to be created by it is situated or registered, as applicable;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date(s)" shall have the meaning given to it in Clause 7.1 (Repayment of the Loans).
"Repeating Representations" means each of the representations set out in Clause 22.2 (Status) to Clause 22.5 (Power and Authority), Clause 22.8 (Governing law and enforcement) to Clause 22.12 (No misleading information), Clause 22.15 (No proceedings pending or threatened), Clause 22.17 (Environmental compliance), Clause 22.18 (Environmental claims) and Clause 22.23 (Restricted Persons).
"Replacement Borrower" a single purpose company incorporated as a corporation in the Republic of the Marshall Islands or any other jurisdiction acceptable to the Facility Agent, being a direct owner of a Substitution Vessel.
"Restricted Person" means a person that is:
(a)	listed on any Sanctions List;
(b)
located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions;

(c)	otherwise a target of Sanctions (whether designated by name or by reason of being included in a class of person); or
(d)	owned or controlled, or acting on behalf, at the direction or for the benefit of a person referred to in (a) and/or (b) above.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Sanctions" means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority, to the extent applicable to any Obligors, any of their Subsidiaries, each members of the Group, any of their directors, officers and employees, or any Finance Party.
"Sanction Authority" means:
(a)	the Kingdom of Norway;
(b)	the United States government;
(c)	the United Nations;
(d)	the United Kingdom;
16 | 123

(e)	the European Union or any of its member states;
(f)	the Swiss Confederation
(g)	any country to which any Obligor, or any other Group Company or any Affiliate of any of them is bound; or
(h)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list issued by OFAC, the Consolidated List of Financial Sanctions Targets and Investment Ban List issued by HMT, or any similar list issued or maintained or made public by any Sanctions Authority, each as amended, supplemented or substituted from time to time.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Ultimate Parent.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Documents" means each of the documents described in Clause 21 (Security), entered into or to be entered into as Security for the obligations of the Obligors under the Finance Documents.
"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices) given in accordance with Clause 12 (Interest Periods) in relation to the Loan.
"Share Pledges" means first priority pledges in favour of the Security Agent (on behalf of the Finance Parties) to be created over all shares in the Borrowers pursuant to one or several share pledge agreements in form and substance acceptable to the Security Agent, to be entered into between the Security Agent and the Intermediate Parent.
"Shipbuilding Contracts" means any or all, as the case may be, of the shipbuilding contracts entered into between the applicable Borrower and the applicable Yard regarding the construction of the Collateral Vessels.
"Sterna RCF" means the revolving credit facility currently in the amount of USD 270,000,000 made available to the Intermediate Parent (as borrower) by Sterna Finance Ltd. (as lender) pursuant to a facility agreement dated 7 March 2017 as amended from time to time.
17 | 123

"Subordination Statement" means a subordination statement in form and substance acceptable to all Lenders, to be entered into between Sterna Finance Ltd. (as lender under the Sterna RCF) and the Facility Agent (on behalf of the Finance Parties), pursuant to which Sterna Finance Ltd. irrevocably fully subordinates its rights and claims against the Intermediate Parent to the rights and claims of the Finance Parties under the Finance Documents.
"Subsidiary" means an entity of which a person:
(a)	has direct or indirect control; or
(b)	owns directly or indirectly more than fifty (50) per cent. (votes and capital).
"Substitution" means the replacement of an Initial Borrower with a Replacement Borrower and the substitution of an Initial Vessel as Collateral Vessel by the Substitution Vessel owned by such Replacement Borrower, to be completed in accordance with Clause 6 (Substitution).
"Substitution Date" means the date, confirmed in writing by the Facility Agent, upon which a Substitution is completed in accordance with Clause 6 (Substitution).
"Substitution Letter" means a document substantially in the form set out in Schedule 6 (Form of Substitution Letter).
"Substitution Period" means the period from and including the date of this Agreement until the earlier of:
(a)	the date of completion of a third Substitution of an Initial Vessel;
(b)	24 months from first Drawdown; or
(c)	31 December, 2019.
"Substitution Vessel" means any or all of the vessels listed as "Substitution Vessels" in Schedule 9 (List of Collateral Vessels).
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Total Assets" shall have the meaning given to it in Clause 24.1 (Construction and definitions).
"Total Commitments" means USD 315,000,000, being the aggregate of the Commitments, subject to increase under the (uncommitted) accordion increase option in Clause 2.2 (Accordion Increase Option).
"Total Delivery Costs" means the aggregate of:
(a)	the purchase price for each Collateral Vessel under the relevant Shipbuilding Contract; and
(b)
other costs related to the construction of the applicable Collateral Vessels (supervision costs, commissioning, positioning, cool-down, spares, stores, mobilisation, financing costs, legal costs etc.).

18 | 123

"Total Equity" shall have the meaning given to it in Clause 24.1 (Construction and definitions).
"Total Loss" means:
(a)	actual, constructive, agreed, arranged or other total loss of any Collateral Vessel;
(b)
any hijacking, theft, act of piracy, capture, or seizure, unless the Collateral Vessel is released and restored to the applicable Borrower from such hijacking, theft, act of piracy, capture or seizure within three (3) months from the date it took place;

(c)
any confiscation, expropriation, requisition or acquisition of any Collateral Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or by persons acting or purporting to act on behalf of the government, unless the applicable Collateral Vessel is released and restored to the applicable Borrower from such confiscation, expropriation, requisition or acquisition within three (3) months from the date it took place.

"Total Loss Date" means:
(a)	in the case of an actual total loss of any Collateral Vessel, the date on which it occurred or, if that is unknown, the date when the Collateral Vessel was last heard of;
(b)
in the case of a constructive, compromised, agreed or arranged total loss of any Collateral Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers; and (ii) the date of any compromise, arrangement or agreement made by or on behalf of the applicable Borrower with the Collateral Vessel's insurers in which the insurers agree to treat the applicable Collateral Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.
"Tranche" means any of the three term loans to be made available to the Borrowers by the Lenders under this Agreement, as described in Clause 2.1 (The Facility), each in the amount of up to the Maximum Tranche Amount applicable to the relevant Collateral Vessel, or the principal amount outstanding for the time being of that loan, and "Tranches" means all of them.
"Transaction Documents" means any Management Agreement, any subordination statement issued by any Manager in favour of the Facility Agent and/or Security Agent, the Sterna RCF, any Shipbuilding Contract and any Acceptable Charter Agreement, and if applicable any memorandum of agreements.
"Trust Agreement" means:
(a)
any vessel trust agreement entered into from time to time between the Facility Agent and the Security Agent (as mortgagee) in respect of each Collateral Vessel and Mortgage, whereby the Security Agent agrees to hold the Collateral Vessels and/or the Mortgages on trust for the Finance Parties; and

19 | 123

(b)	any trust deed entered into from time to time between the Finance Parties and the Security Agent in respect of any English law governed Security Documents.
"Unpaid Sum" means any sum due and payable but unpaid by any Borrower under the Finance Documents.
"US" means United States of America.
"USD" means United States Dollars.
"VAT" means value added tax as provided for in the Value Added Tax Act 2009 and any other tax of a similar nature.
"Working Capital" shall have the meaning given to it in Clause 24.1 (Construction and definitions).
"Write-down and Conversion Powers" means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
"Yard" means Daewoo Shipbuilding and Marine Engineering Co., Ltd. and/or, as the case may be, Samsung Heavy Industries Co., Ltd.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)
the "Facility Agent", any "Borrower", any "Arranger", any "Swap Provider", any "Lender", any "Finance Party", any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
20 | 123

(iii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(iv)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(v)	a provision of law is a reference to that provision as amended or re-enacted.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
(e)
In the event the application of any of the terms of the Security Documents should be conflicting or inconsistent with the application of the terms of this Agreement, the terms of this Agreement shall have precedence, provided that such application would not have a negative effect on the validity or enforceability of the Security created or contemplated to be created under the Security Documents.

1.3	The FA Act
Each Obligor hereby agrees and accepts, to the extent permitted by law, that this Clause 1.3 (The FA Act) shall constitute a waiver of the provisions of the FA Act, and further agrees and accepts, to the extent permitted by law, that the provisions of the FA Act shall not apply to this Agreement or to the relationship between the Finance Parties and each Obligor.
SECTION 2
THE FACILITY
2	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a senior secured term loan facility up to the lower of the Total Commitments and the Facility Amount.
2.2	Accordion Increase Option
The Obligors may at any time during the first twenty-four (24) months after the first Drawdown Date, by giving no less than 60 days' prior written notice to the Facility Agent, request the Lenders (in their sole discretion) to consider to increase the amount of a Tranche and consequently the Facility Amount, subject to the following:
21 | 123

(a)	the Borrowers providing a copy of an Acceptable Charter Agreement, in form and substance acceptable to the Lenders;
(b)
the written approval by each of the Lenders (in their sole discretion and it being understood that this accordion option is completely uncommitted, subject to inter alia credit committee approvals etc.);

(c)	the Lenders subscribing for the full amount of the requested increase;
(d)	no Default is continuing or would occur as a result of any increase of the Commitments; and
(e)	the Parties implementing any increased Facility Amount and Commitments and the terms for such by way of an amendment agreement to this Agreement, in form and substance acceptable to the Lenders.
The Ultimate Parent has prior to this Agreement indicated its expectations in terms of leverage (in case of an increase) to be 60% (debt to Fair Market Value) for an Acceptable Charter Agreement with a term between five to ten years and 70% (debt to Fair Market Value) for an Acceptable Charter Agreement with a term beyond ten years.
2.3	Potential introduction of a fourth Tranche
(a)
The Borrowers may request that the Lenders also make available a fourth Tranche for the purpose of financing a fourth Collateral Vessel and that the Total Commitments be increased correspondingly, subject to the following:

(i)	the written approval by all Lenders;
(ii)	no Lender has any obligation to increase its Commitments;
(iii)	the new fourth Tranche and the increased Commitments will be made available on the terms and conditions of this Agreement;
(iv)	no Default is continuing or would occur as a result of any increase of the Commitments; and
(v)	any increase in the Total Commitments shall take effect on the date on which the conditions set out in paragraphs (a) and (b) are satisfied.
(b)
An increase in the Total Commitments and the availability of the fourth Tranche will only be effective on the execution by all Lenders and the Obligors of an amendment agreement to this Agreement, implementing the fourth Tranche, the additional Borrower and Collateral Vessel and such other changes the Lenders request and setting out any additional requirement to be met in order for the increase to become effective.

2.4	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

22 | 123

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any Borrower shall be a separate and independent debt.

(c)	A Finance Party may separately enforce its rights under the Finance Documents.
2.5	Obligor's agent
(a)
Each Obligor (other than the Ultimate Parent) by its execution of this Agreement irrevocably appoints the Ultimate Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably by way of security authorises:

(i)
the Ultimate Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Ultimate Parent notwithstanding that they may affect the other Obligors, without further reference to or the consent of the other Obligors; and

(ii)
each Finance Party to give any notice, demand or other communication to the Obligors pursuant to the Finance Documents to the Ultimate Parent, and in each case the other Obligors shall be bound as though the Ultimate Parent itself had been given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Ultimate Parent or given to the Ultimate Parent under any Finance Document on behalf of the other Obligors or in connection with any Finance Document (whether or not known to any of the other Obligors) shall be binding for all purposes on the other Obligors as if it had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Ultimate Parent and the other Obligors, those of the Ultimate Parent shall prevail.

2.6	Joint and several liability
The Borrowers are jointly and severally liable to the Finance Parties for any amount outstanding under this Agreement and the other Finance Documents.
3	PURPOSE
3.1	Purpose
(a)
Subject to the terms of this Agreement, the Lenders make available to the Borrowers, during the Availability Period, a senior secured term loan facility for Drawdown in three Tranches in an aggregate principal amount of up to the lower of the Total Commitments or the Facility Amount, towards the financing of each Borrower's acquisition of the Initial Vessels from the Yard, including the Pre-positioning Portion and, if applicable, reimbursement of the relevant parts of the Total Delivery Costs.

23 | 123

(b)	Each Tranche shall be made available in an aggregate amount not exceeding the Maximum Tranche Amount applicable to the Initial Vessel and be made available in up to two (2) Drawdowns:
(i)
the Pre-positioning Portion applicable to that Initial Vessel to be pre-positioned three (3) Business Days prior to the Delivery Date for the applicable Initial Vessel with a bank and subject to such terms as approved by the Facility Agent; and

(ii)	the remaining part (if any) of the applicable Tranche to be made available to the applicable Borrower on the Delivery Date for that Initial Vessel.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	CONDITIONS PRECEDENT
4.1	Initial conditions precedent
(a)
The Borrowers may not deliver a Drawdown Request, and no Finance Parties' obligations under this Agreement shall become effective, unless Financial Close has occurred in accordance with Clause 4.3 (Financial Close) and the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) which shall be delivered three (3) Business Days prior to the Drawdown Date (being the date of pre-positioning of the Pre-positioning Portion) at the latest, save for the documents listed under Part III of Schedule 2 (Conditions precedent) which shall be delivered at the Delivery Date at the latest and save for the documents listed under Part IV of Schedule 2 (Conditions subsequent) which shall be delivered in accordance with Clause 4.4 (Conditions subsequent), each in form and substance satisfactory to the Facility Agent (acting on behalf of the Lenders). The Facility Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that all Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.3 (Lenders' participation), if on the date of a Drawdown Request and on the proposed Drawdown Date and Delivery Date:
(a)	no Default or potential Default having occurred; and
(b)	all the representations and warranties in Clause 22 (Representations) or the Repeating Representations, as applicable, are true.
24 | 123

4.3	Financial Close
If Financial Close has not occurred on or before 22 December 2017 or such later date as agreed by the Facility Agent: (a) except for this Clause, Clauses 14 (Fees), 17 (Other Indemnities), 19 (Costs and Expenses), 21.3 (Set-off), 32.4 (Partial payments), 32.5 (Set-Off by any Obligor), 40 (Governing Law) and 41 (Enforcement), all the provisions of this Agreement shall lapse and cease to have effect but (b) neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights of any Finance Party or accrued liabilities of the Obligors under the Finance Documents.
4.4	Condition subsequent
It is a condition subsequent for each Loan made available under this Agreement that the Facility Agent no later than the date falling five (5) Business Days after each Delivery Date has received all of the documents and other evidence listed in Part IV of Schedule 2 (Conditions precedent), all in form and substance satisfactory to the Facility Agent.
SECTION 3
DRAWDOWN AND SUBSTITUTION
5	DRAWDOWN
5.1	Delivery of a Drawdown Request
The Borrowers, or the Ultimate Parent on behalf of the Borrowers, may utilise the Facility by delivery to the Facility Agent of a duly completed Drawdown Request not later than 12 noon Amsterdam time three (3) Business Days prior to a proposed Drawdown Date, unless a shorter notice period has been agreed by the Facility Agent (acting on behalf of the Lenders).
5.2	Completion of a Drawdown Request
A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	it identifies the Collateral Vessel to which it relates;
(b)	the proposed Drawdown Date is a Business Day within the Availability Period;
(c)	the currency of the proposed Drawdown is USD;
(d)	up to six (6) Drawdowns may be requested under the Facility, two per Tranche (including the Pre-positioning Portion), unless otherwise permitted as a result of Clause 9.1 (d);
(e)
the aggregate amount of any Drawdown requested on the proposed Drawdown Date and the amount of any Drawdown outstanding or previously requested under the same Tranche (including any Pre-positioning Portion) is an amount not exceeding the lower of the applicable Maximum Tranche Amount and the Available Facility; and

(f)	the aggregate of all Drawdowns utilised and the amount of any Drawdown requested, does not exceed the Facility Amount.
25 | 123

5.3	Lenders' participation
(a)	Upon receipt of a Drawdown Request, the Facility Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender's participation in the relevant Loan.
(b)
If the conditions set out in this Agreement have been met, the Lenders shall, no later than 10:00 hours Amsterdam time on the relevant Drawdown Date, make its participation in a Loan available to the Facility Agent for the account of the Borrowers in an amount equal to the proportion borne by its Commitment immediately prior to making the Loan.

5.4	Pre-positioning of funds
(a)
The pre-positioning of the Pre-positioning Portion under each Tranche as described in Clause 3.1 (Purpose) shall constitute a Drawdown and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's participation in that Loan.

(b)
The terms of the pre-positioning are to be finally agreed between the Borrowers and the Facility Agent (acting on the instructions of all Lenders) and, for the avoidance of doubt, each of the Obligors undertakes not to sign any protocol of delivery and acceptance under the Shipbuilding Contracts thereby, or otherwise, release the Pre-positioning Portion, unless and until the Facility Agent has confirmed that the relevant conditions have been or (pursuant to agreed closing procedures) will be met in accordance with Clause 4.1 (Initial conditions precedent) paragraph (a).

6	SUBSTITUTION
6.1	Substitution
(a)	The Borrowers shall have the option during the Substitution Period to three (3) times complete a Substitution, subject to the terms and conditions set out in this Clause 6 (Substitution).
(b)	A Substitution may only take place once the Facility Agent (on behalf of the Lenders) in its sole discretion is satisfied that:
(i)	the Majority Lenders have consented to the Substitution;
(ii)	no Default is continuing or would result from the proposed Substitution;
(iii)	no Material Adverse Effect would result from the proposed Substitution;
(iv)	the Repeating Representations to be made by each Obligor (including the Replacement Borrower) are true in all material respects;
(v)
the applicable Initial Borrower, the Ultimate Parent and the Replacement Borrower have delivered to the Facility Agent a duly completed and executed Substitution Letter no less than six (6) months prior to the Substitution Date;

26 | 123

(vi)
if the Tranche relating to the Collateral Vessel to be replaced has been increased in accordance with Clause 2.2 (Accordion Increase Option) and the Acceptable Charter Agreement having supported such increase will follow such vessel and not be continued with the Substitution Vessel, the Borrowers shall prior to the Substitution Date prepay the Loans by an amount equal to the former increase of the Facility Amount, but reduced pro rata by any instalments paid since the increase of the Facility Amount and the repayment schedule shall be amended to reflect the original repayment schedule in effect prior to any increase of such Tranche; and

(vii)
the Facility Agent has received all of the documents and other evidence listed in Part V (Conditions precedent to Substitution) of Schedule 2 (Conditions precedent and subsequent) in form and substance satisfactory to it, including such other documents and evidence as listed in Part I to IV of this Schedule 2 as requested by the Facility Agent, including for the avoidance of any doubt, such Security to be granted by the Replacement Borrower replacing the Security previously granted by the Initial Borrower being replaced.

6.2	Effects of Substitution
On the Substitution Date:
(a)
the Replacement Borrower shall accede to this Agreement as joint and several Borrower and become liable for the obligations of the Initial Borrower it replaced, including, for the avoidance of doubt, maintaining the then outstanding amount under the respective Tranche and repayment profile, which will continue unchanged (save as a result of paragraph (b)(vi) of Clause 6.1);

(b)
the Initial Borrower (being replaced) shall be released from its obligations under each Finance Document (other than the Hedging Agreements, which transactions thereunder shall, unless otherwise agreed between the Borrowers and the applicable Swap Provider, be terminated at the Initial Borrower's cost), as a Borrower and shall cease to be a Party to this Agreement;

(i)	all references to the terms "Borrowers", "Borrower", "Obligors" or "Obligor" shall include the Replacement Borrower; and
(ii)
all references to the terms "Collateral Vessel" or "Collateral Vessels" shall include the Substitution Vessel,

however, for the avoidance of doubt, any release of obligations and/or related Security will not be completed until corresponding obligations have been assumed and Security has been established by the Replacement Borrower;

(c)
the Facility Agent shall notify the other Parties, substantially in the form set out in Schedule 8 (Form of Substitution Confirmation Letter) confirming the occurrence of a Substitution Date, promptly upon being satisfied that:

(i)	it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraph (b) of Clause 6.1 (Substitution) above; and
27 | 123

(ii)	the Replacement Borrower has acceded to this Agreement as a Borrower.
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7	REPAYMENT AND REDUCTION
7.1	Repayment of the Loans
(a)
The Borrowers shall repay each Tranche in quarterly instalments in amounts as set out in the illustrative repayment schedule in Schedule 7 (Repayment Schedule), using an average repayment profile of 18 years (first eight instalments based on a twenty (20) years repayment profile (i.e. full repayment to zero when the vessel turns 20 years of age) and remaining instalments based on a 17 years repayment profile).

(b)	The Facility Agent shall provide updated and final repayment schedules prior to the final Drawdown Date under each Tranche, reflecting the final amount of each Tranche and the Drawdown Dates.
(c)
The first instalment under each Tranche is to be due on the date falling three (3) months after the applicable Drawdown Date (being the date which the Pre-positioning Portion is pre-positioned) and thereafter instalments fall due on each date falling on three monthly intervals thereafter (collectively the "Repayment Dates").

(d)	The Loans shall be repaid in full at the Final Maturity Date, at which time any and all other amounts or obligations of the Obligors under the Finance Documents are due in full.
(e)
The Borrowers may not re-borrow any part of the Facility which is repaid, other than as part of a Substitution following a prepayment in accordance with paragraph (d) of Clause 9.1 (Disposal or Total Loss).

7.2	Reductions
The Maximum Tranche Amount available for Drawdown shall be reduced in accordance with Schedule 7 (Repayment Schedule) and may not at any time exceed the amount set out in column "Available amount" applicable for a Drawdown at the applicable time.
8	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
8.1	Illegality
If it becomes unlawful under any law, regulation, treaty or any directive of any monetary authority in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in a Loan or if it becomes contrary to Sanctions to do the same:
(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event;
(b)	upon the Facility Agent notifying the Borrowers, each Available Commitment of that Lender will be immediately reduced to zero and cancelled; and
28 | 123

(c)
the Borrowers shall repay that Lender's participation in any Loan on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law (including any Sanctions)) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

8.2	Voluntary prepayment
The Borrowers may prepay the whole or any part of the Facility (but if in part, in a minimum amount of USD 5,000,000 and in multiples of USD 1,000,000, or in such other amounts as the Facility Agent may from time to time agree) without penalty on any Interest Payment Date, if they give the Facility Agent not less than fifteen (15) Business Days' prior irrevocable notice.
8.3	Voluntary cancellation
The Borrowers may, if it gives the Facility Agent not less than ten (10) Business Days' (or such shorter period as the Facility Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 and in multiples of USD 1,000,000) of the Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments under the Facility of the Lenders rateably.
8.4	Right of repayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrowers is required to be increased under paragraph (b) of Clause 15.1 (Tax gross-up); or
(ii)
any Lender claims indemnification from the Borrowers under Clause 15.2 (Tax indemnity) or Clause 16.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of its intention to procure the repayment of that Lender's participation in any Loan.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.
(c)
On the last day of the Interest Period which ends after the Borrowers have given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in any Loan together with all interest and other amounts accrued under the Finance Documents.

9	MANDATORY PREPAYMENT
9.1	Disposal or Total Loss
(a)
If a Collateral Vessel is sold or otherwise disposed of in whole or in part (either directly or indirectly through a disposal of shares in the applicable vessel owning Borrower), or becomes a Total Loss, the Borrowers shall prepay the Tranche applicable to that Collateral Vessel (or Borrower, if by disposal of shares), together with all accrued interests, costs and fees related to such Tranche.

29 | 123

(b)	The amount due under paragraph (a) above shall become due and payable:
(i)	in case of a sale or disposal, on or before the earlier of:
(A)	the date the disposal proceeds have been received; or
(B)
the date on which the sale is completed by transfer of the title to the applicable Collateral Vessel (or Borrower) from the relevant Borrower (or Intermediate Parent in case of a disposal of shares) to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of:
(A)	the date falling ninety (90) days after the Total Loss Date; or
(B)	the date of receipt of the insurance proceeds or requisition compensation relating to such Total Loss; or
(C)
immediately after the completion of an expropriation or requisition of title, in the event of a Total Loss by way of expropriation or requisition for title of the Collateral Vessel by any government or by persons acting or purporting to act on behalf of the government.

(c)
Following prepayment in accordance with the above paragraphs, and in case of a sale subject to closing procedure to be agreed between the Borrowers and the Facility Agent (in its sole discretion), the Facility Agent shall be entitled to release (including taking any steps necessary to giving effect to such release) any Security Documents relating to the relevant Collateral Vessel and the release of any relevant Borrower and the relevant Collateral Vessel sold or lost shall subsequently no longer be defined as a "Collateral Vessel" or included in the definition of "Collateral Vessels" under this Agreement.

(d)
Provided that the disposal (of Collateral Vessel or shares in vessel owning Borrower) or Total Loss of a Collateral Vessel, occurs within the Availability Period, the Borrowers may redraw the applicable Tranche (subject to any reductions pursuant to Clause 7.2 (Reductions)) by making a Drawdown in order to complete a Substitution of the Collateral Vessel having suffered a Total Loss or been disposed. Consequently, for the avoidance of doubt, commitment fees shall start to accrue in accordance with Clause 14.2 (Commitment fee) in respect of such Tranche for the remaining part of the Availability Period from the date of prepayment.

9.2	Change of Control
Upon the occurrence of a Change of Control, the Facility Agent (acting on the instructions of the Lenders) may by 60 days' prior written notice cancel the Total Commitments and demand prepayment of all Loans, whereupon the Total Commitments shall be automatically cancelled and all Loans and other amounts outstanding under the Finance Documents shall be prepaid within such 60 days' period.
30 | 123

9.3	Termination, cancellation or repudiation of Acceptable Charter Agreement
In case the Facility Amount has been increased in accordance with Clause 2.2 (Accordion Increase Option) and the Acceptable Charter Agreement having supported such increase is subsequently terminated prior to its term, the Borrowers shall promptly upon termination of such Acceptable Charter Agreement prepay the Loans by an amount equal to the former increase of the Facility Amount, but reduced pro rata by any instalments paid since the increase of the Facility Amount.
10	RESTRICTIONS
10.1	Notices of Prepayment
Any notice of prepayment, authorisation or other election given by any Party shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.
10.2	Application of funds, interest and other amounts
(a)
Any mandatory prepayment under this Agreement and any prepayment resulting from Clause 26.11 (Fair Market Value) shall be applied in inverse order of maturity against the remaining amortisations under the Facility pro rata between the Tranches.

(b)	Any voluntary prepayment made pursuant to this Agreement shall be applied against the remaining repayment instalments, including the balloons within the Tranches subject to prepayment.
(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
10.3	No reborrowing of the Facility
The Borrowers may not re-borrow any part of the Facility, other than as set out in paragraph (d) of Clause 9.1 (Disposal or Total Loss) and no part of the Facility cancelled may be reinstated.
10.4	Receipt of Notices
If the Facility Agent receives a notice under Clause 8 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.
10.5	Prepayment elections
The Facility Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Loan under Clause 8.1 (Voluntary prepayment).
10.6	Cancellation of Commitment
Any unused Commitment shall be immediately cancelled at the end of the Availability Period.
31 | 123

SECTION 5
COSTS OF UTILISATION
11	INTEREST
11.1	Calculation of Interest
The rate of interest on any Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)	the Margin; and
(b)	LIBOR.
11.2	Payment of interest
The Borrowers shall pay accrued interest on any Loan on each Interest Payment Date (and if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).
11.3	Default interest
(a)
If any Obligor fails to pay any amount payable by it under a Finance Document in accordance on its due date, interest shall accrue on the overdue amount as well as any Loan from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Borrowers on demand by the Facility Agent.

(b)
Default interest (if unpaid) arising on overdue interest and any Loan will be compounded with the overdue interest at the end of each Interest Period applicable to that overdue interest but will remain immediately due and payable on demand by the Facility Agent.

12	INTEREST PERIODS
12.1	Selection of Interest Periods
(a)	The Borrowers may select an Interest Period for a Loan in a Drawdown Request or (once borrowed) in a Selection Notice.
(b)
Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrowers not later than 10 a.m. Amsterdam time three (3) Business Days prior to the beginning of the next Interest Period.

(c)
If the Borrowers fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to paragraph (e) below, be three (3) months.

32 | 123

(d)
Subject to this Clause 12 and to a maximum of three one (1) month interest periods being selected each year, the Borrowers may select an Interest Period of one (1), three (3) or six (6) months or (subject always to availability of all Lenders) such other period as the Lenders and the Borrowers may agree in writing.

(e)
The first Interest Period shall commence on the Drawdown Date (being the date which the Pre-positioning Portion is pre-positioned), and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

(f)
The Interest Periods for any subsequent Drawdown shall each commence on the applicable Drawdown Date, but shall expire at the same time as any current Interest Period, in order to consolidate the Interest Periods for all Tranches.

12.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
12.3	No overrunning
If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.
13	CHANGES TO THE CALCULATION OF INTEREST
13.1	Absence of quotations
Subject to Clause 13.2 (Market disruption), if the applicable LIBOR is to be determined by reference to the Reference Bank Quotation but a Reference Bank does not supply a quotation by 12 noon Amsterdam time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
13.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to any Loan for any Interest Period, then the rate of interest on each Lender's share of any Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in any Loan from whatever source it may reasonably select.

(b)	In this Agreement, "Market Disruption Event" means:
(i)
at or about noon Amsterdam time on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

33 | 123

(ii)
before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders that the cost to it of funding its participation in a Loan from whatever source it may reasonably select would be in excess of the applicable LIBOR.

13.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Facility Agent or the Borrowers so require, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
13.4	Break Costs
(a)
The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
14	FEES
14.1	Arrangement fee
The Borrowers shall pay to the Facility Agent for further distribution a non-refundable arrangement fee in an amount and at such time as set out in a separate Fee Letter.
14.2	Commitment fee
(a)
The Borrowers shall pay to the Facility Agent (for the account of each Lender) a fee in USD computed at a rate per annum equal to 40% of the Margin, calculated on each Lender's available Commitment, from the date of this Agreement to the earlier of:

(i)	the date of cancellation of any Commitment or the expiry of the Availability Period; or
(ii)	the date on which the Facility has been fully drawn (subject to paragraph (d) of Clause 9.1 (Disposal or Total Loss)) or cancelled in whole.
(b)
The accrued commitment fee is payable quarterly in arrears on the last day of each fiscal quarter and on the last day of the Availability Period or such other date upon which the Facility is fully drawn or cancelled in whole or, in respect of any part cancellation, on the cancelled amount on the date the cancellation is effective.

34 | 123

14.3	Agency fee
The Borrowers shall pay to the Facility Agent an annual agency fee in the amount and at the times as set out in a Fee Letter.
14.4	Substitution fee
In the event that the Borrowers request a Substitution, the Borrowers shall pay to the Facility Agent (for distribution pro rata to the Lenders) a substitution fee equal to 15 bps of the Tranche relating to the Substitution Vessel within five (5) days from the Substitution Date.
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
15	TAX GROSS UP AND INDEMNITIES
15.1	Tax gross-up
(a)
Each Obligor shall make all payments to be made by it under any Finance Document free and clear of and without deduction for or on account of any Taxes, unless any Obligor is required by law to make such payment subject to the deduction or withholding of such Taxes.

(b)
If a tax deduction or withholding is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

15.2	Tax indemnity
(a)
Without prejudice to Clause 15.1 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable hereunder (including any sum received or receivable under this Clause 15) or if any liability in respect of such payment is asserted or imposed against any Finance Party, each Obligor shall, upon demand of the Facility Agent, promptly pay to the Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)
with respect to any Tax imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party by the jurisdiction in which such Finance Party is treated as resident for tax purposes;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.1 (Tax gross-up); or
(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.
35 | 123

15.3	Tax Credit
(a)	If any Obligor makes a Tax Payment and the relevant Finance Party determines that:
(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and
(ii)
that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(b)	For the purpose of paragraph (a) above:
(i)	"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax; and
(ii)	"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.1 (Tax gross-up) or a payment under Clause 15.2 (Tax indemnity).
15.4	Stamp taxes
Each Obligor shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
15.5	VAT
All amounts set out or expressed in a Finance Document to be payable by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to an Obligor under a Finance Document, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying any other consideration) an amount equal to the amount of such VAT.
15.6	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(i)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

36 | 123

(ii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to Clause 15.6 (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any policy of that Finance Party;
(iii)	any fiduciary duty; or
(iv)	any duty of confidentiality.
(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.7	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

16	INCREASED COSTS
16.1	Increased costs
(a)
Subject to Clause 16.3 (Exceptions) each Obligor shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
37 | 123

(ii)	compliance with any law or regulation made after the date of this Agreement;
(iii)	implementation of or compliance with Basel III, CRD IV or CRR; or
(iv)	the implementation, application of or compliance with IFRS 9 or any other changes in relevant reporting standards.
For the purpose of this Clause 16.1:
"Basel III" shall mean the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, and any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
"CRR" means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012).
"IFRS 9" means the International Financial Reporting Standard (IFRS) by the International Accounting Standards Board (IASB) designated as "IFRS 9" and replacing IAS 39.
(b)	In this Agreement "Increased Costs" means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)
a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its participation in the Loans or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
38 | 123

16.3	Exceptions
Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a tax deduction or withholding required by law to be made by an Obligor;
(b)	compensated for by Clause 15.1 (Tax gross-up) or Clause 15.2 (Tax indemnity);
(c)	attributable to a FATCA Deduction required to be made by a Party; or
(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
17	OTHER INDEMNITIES
17.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against an Obligor; or
(ii)
obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

each Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency other than that in which it is expressed to be payable.
17.2	Other indemnities
(a)	Each Obligor shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in a Loan requested in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

39 | 123

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
(v)
any civil penalty or fine against, any settlement, and any other liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Facility Agent or any Lender as a result of the violation of any Obligor or any of their directors, officers, employees, agents or advisors, of any Sanctions.

(b)	The indemnity in (a)(v) above shall cover any liability incurred by each Finance Party in any jurisdiction arising under or in connection with any Sanctions.
17.3	Indemnity to the Facility Agent and the Security Agent
(a)
Each Obligor shall promptly indemnify the Facility Agent and the Security Agent against any cost, loss or liability incurred by the Facility Agent or the Security Agent (acting reasonably) as a result of:

(i)	any failure by any Obligor to comply with its obligations under Clause 19 (Cost and Expenses);
(ii)	acting as Facility Agent (and otherwise in the case of any cost, loss or liability pursuant to an Disruption Event) under the Finance Documents;
(iii)	acting as Security Agent under the Security Documents or which otherwise relates to any Security created thereby;
(iv)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;
(v)	investigating any event which it reasonably believes is a Default;
(vi)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(vii)	the taking, holding, protection or enforcement of the Security created by the Security Documents;
(viii)	the exercise of any of the rights, powers, discretions and remedies vested in the Facility Agent by the Finance Documents or by law; and
(ix)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(b)
The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Security pursuant to the Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 17.3 and shall have a lien on the Security pursuant to the Security Documents and the proceeds of the enforcement of the Security pursuant to the Security Documents for all moneys payable to it.

40 | 123

18	MITIGATION BY THE LENDERS
18.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased Costs).

(b)	Paragraph (a) above does not in any way limit the obligations of the Obligors under the Finance Documents.
18.2	Limitation of liability
(a)	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
19	COSTS AND EXPENSES
19.1	Transaction expenses
Each Obligor shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including but not limited to travel expenses, legal fees, fees of tax advisor, technical advisor, independent appraiser and insurance consultant etc.) reasonably incurred by the Facility Agent and the Security Agent in connection with the negotiation, preparation, printing, execution and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents; and
(b)	any other Finance Documents executed after the date of this Agreement.
19.2	Amendment costs
If any Obligor requests an amendment, waiver or consent, each Obligor shall, within three (3) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by any Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.
19.3	Enforcement and preservation costs
Each Obligor shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Security Documents and any proceedings instituted by or against the Facility Agent and/or Security Agent as a consequence of taking or holding the Security created under the Security Documents or enforcing these rights.
41 | 123

SECTION 7
GUARANTEE AND SECURITY
20	ON-DEMAND GUARANTEE AND INDEMNITY
20.1	On-demand Guarantee and indemnity
Each Guarantor irrevocably and unconditionally:
(a)	guarantees to each Finance Party punctual performance of the Borrowers' obligations under the Finance Documents;
(b)	undertakes with each Finance Party to immediately pay on first demand (No. påkravsgaranti) in accordance with a written demand by the Facility Agent (on behalf of the Finance Parties);
(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

20.2	Continuing Guarantee
This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
20.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of the Borrowers or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency or otherwise, then the liability of each Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.
20.4	Waiver of defences and compliance with the FA Act
The provisions of the FA Act Section 67 shall not apply to this Guarantee and the obligations of each Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which would otherwise reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party), including:
(a)
any defence, objection or similar action based on (and/or arising from) the Finance Documents or other underlying relationships, agreements and transactions whatsoever (to the extent permitted by law);

(b)	any failure to comply with Sections 62 to 74 of the FA Act;
(c)	any time, waiver or consent granted to, or composition with, any Borrower or other person;
42 | 123

(d)	the release of the Borrowers or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(e)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any of the Borrowers or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(f)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any of the Borrowers or any other person;
(g)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(h)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(i)	any insolvency or similar proceedings.
20.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from each Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
20.6	Appropriations
Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and each Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Guarantee.
20.7	Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, each Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:
(a)	to be indemnified by any of the Borrowers;
43 | 123

(b)	to claim any contribution from any other guarantor of any of the Borrowers' obligations under the Finance Documents;
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any of the Borrowers to make any payment, or perform any obligation;
(e)	to assign any claim it may have against any of the Borrowers to any person or entity;
(f)	to exercise any right of set-off against any of the Borrowers; and/or
(g)
to claim or prove as a creditor of any of the Borrowers in competition with any Finance Party, however, so that any Guarantor shall be entitled to prove in the liquidation or other dissolution of any of the Borrowers, subject to paying to the Facility Agent (on behalf of the Lenders) any proceeds of the liquidation or other dissolution received by the Guarantor.

If any Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by any of the Borrowers under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 32 (Payment mechanics).
20.8	Additional security
This Guarantee is in addition to the Security to be created under the Security Documents.
The information regarding additional Security is included to meet the requirements of Section 61 of the FA Act and shall not in any way prejudice the Facility Agent's rights to amend or waive any Security.
20.9	Guarantee Limitations
Each Guarantor's liability under this Guarantee shall never exceed USD 380,000,000, plus interest thereon and fees, costs and expenses as set out in this Agreement and the other Finance Documents.
20.10	Joint and several obligations of the Borrowers
To the extent any of the Borrowers' joint liability under this Agreement or the Finance Documents covering:
(a)	any part of the Loans applied to finance the acquisition of any Collateral Vessel owned by any of the other Borrowers; and/or
(b)	any liabilities under any Hedging Agreements entered into by any of the other Borrowers,
44 | 123

are considered or deemed to represent a guarantee by any of the Borrowers, then the provisions under this Clause 20, including the maximum guaranteed amount under Clause 20.9, shall apply mutatis mutandis to such joint liability of the Borrowers, however, for the avoidance of doubt, not to any part of a Borrower's liability for any part of the Loans applied to finance the Collateral Vessel owned by such Borrower or to any Hedging Agreement which, irrespective of any agreement on joint liability, would have been such Borrower's own and sole liability.
21	SECURITY
21.1	Security Documents
The obligations of the Obligors under the Finance Documents shall be secured by:
(a)	the Account Pledge;
(b)	the Assignment of Earnings and Charterparties;
(c)	the Assignment of Hedging Claims;
(d)	the Assignment of Insurances;
(e)	the Assignment of Intercompany Loans;
(f)	the Mortgages; and
(g)	the Share Pledges.
21.2	Sharing of Security
The Security created by the Security Documents shall secure the Obligors' obligations under this Agreement and the Hedging Agreements on a pro rata basis, but subject to distribution of proceeds in accordance with Clause 32.4 (Partial payments).
21.3	Set-off
A Finance Party may set-off any obligation due from any Obligor under a Finance Document against any obligation owed by that Finance Party to the Obligor, regardless of the place of payment, booking branch or currency of any such obligation. If the obligations are in different currencies, the Finance Party may convert the obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
21.4	Perfection and further assistance
(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

45 | 123

(i)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.
(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)
If the Security Agent enforces any or all of the Share Pledges, each Guarantor and each Borrower hereby irrevocably (i) waives any and all of its claims against the (other) Borrowers and releases the (other) Borrowers from any and all liabilities to each Guarantor and each Borrower, including but not limited to any liabilities of the (other) Borrowers under any intra-group or shareholder loans and any liability to each Guarantor and the (other) Borrowers under any recourse claims (the "Borrower Liabilities"), and (ii) authorises the Security Agent and grants power of attorney to the Security Agent to (without any consent, sanction, authority or further confirmation from any other party), to release any and all of the Borrower Liabilities, in order to allow for a sale of the shares in each of the Borrowers to be completed without any claims of any Guarantor and/or any of the (other) Borrowers continuing to exist against any of the Borrowers following such sale to the extent permitted by applicable mandatory laws.

(d)
Each Borrower shall ensure that the Mortgages be amended to cover any and all Hedging Agreements entered into subsequent to the date of any of the Mortgages, on terms acceptable to the Security Agent and without undue delay from entry into of any such Hedging Agreement, in order to secure that any liability of the Borrowers under any and all Hedging Agreements are secured under the Mortgages.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
22	REPRESENTATIONS
22.1	General
46 | 123

Each of the Obligors makes the representations and warranties set out in this Clause 22 to each Finance Party.
22.2	Status
(a)	It is a company with limited liability or corporation, as applicable, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
22.3	Binding obligations
(a)	The obligations expressed to be assumed by it in each Finance Document are (or, when executed, will be) legal, valid, binding and enforceable obligations.
(b)	Each Security Document will, when duly executed, delivered and perfected, create the Security which that Security Document purports to create and that Security will then be valid and effective.
22.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security pursuant to the Security Documents, do not and will not conflict with:
(a)
any present law or regulation applicable to it (including Directive 1905/60/EC of the European Parliament and of the Council of the European Communities Union of 26 October 2005, implemented to combat money laundering);

(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.
22.5	Power and authority
(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents.
22.6	Authorisations
All authorisations, consents, licenses, approvals or exemptions of any governmental or regulatory authority, bureau or agency in the Relevant Jurisdictions required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Finance Documents to which it is a party and any other agreements and instruments required or contemplated hereunder have been delivered to the Facility Agent and are in full force and effect, and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement.
47 | 123

22.7	Payment of Taxes
It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Lenders pursuant to Clause 25.6 (Taxation).
22.8	Governing law and enforcement
(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.
(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
22.9	No winding up
No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.7 (Insolvency proceedings); or
(b)
creditors' process described in Clause 27.8 (Creditors' process), has been taken or threatened in relation to any Obligor and none of the circumstances described in Clause 27.6 (Insolvency) is applicable.

22.10	No filing or stamp taxes
Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except the registration of the Mortgages with the Approved Ship Registry, which registrations, filings, taxes and fees shall be made and paid promptly by the Obligors after the date of the relevant Finance Document.
22.11	No default
(a)	No Default is continuing or might reasonably be expected to result from the making of any Drawdown or the entry into and performance of or any transaction contemplated by any of the Finance Documents.
(b)
No other event or circumstance is outstanding which constitutes or might reasonably be expected to constitute a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

48 | 123

22.12	No misleading information
Any factual information provided by any Obligor and/or its advisors in connection with the Finance Documents was, to each Obligor's knowledge, after having made due and careful enquiries, true and accurate in all material respects as at the date the information is expressed to be given and all projections (if any) contained therein have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.
22.13	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with IFRS consistently applied and fairly represent its financial condition and results of operations during the relevant financial year.
(b)	There has been no material adverse change in its business or financial condition since 31 December 2016.
(c)
All financial documents and information relating to it or otherwise relevant to the matters contemplated by this Agreement which have been supplied to the Facility Agent or the Lenders by it are complete and correct in all material respects, and it has not omitted to disclose to the Finance Parties any information, documents or agreements known to it which, if disclosed, could in its opinion reasonably be expected to affect the decision of the Finance Parties to enter into this Agreement.

22.14	Pari Passu Ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
22.15	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.
22.16	No breach of laws
It is in compliance in all material respect with all laws and regulation applicable to it.
22.17	Environmental compliance
It has performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with its on-going operations.
22.18	Environmental Claims
No Environmental Claim has been commenced (or if commenced, there are none that are not fully settled) or is threatened against it.
22.19 Collateral Vessel
Each Collateral Vessel will from the applicable Drawdown Date be:
49 | 123

(a)
in the absolute ownership of the relevant Borrower, free and clear of all encumbrances (other than current crew wages and the Mortgage) and the relevant Borrower will be the sole, legal and beneficial owner of the applicable Collateral Vessel;

(b)	registered in the name of the relevant Borrower with the Approved Ship Registry;
(c)	operationally seaworthy in every way and fit for service; and
(d)	classed with an Approved Classification Society, free of all overdue requirements and other material recommendations.
22.20	ISM Code, ISPS Code and Marpol Compliance
From the applicable Drawdown Date, all requirements of the ISM Code, the ISPS Code, Marpol and any other applicable international maritime safety regulation relevant to the operation and maintenance of each Collateral Vessel have been complied with.
22.21	Ownership
(a)	The Ultimate Parent owns 100% of all the shares in the Intermediate Parent.
(b)	The Intermediate Parent owns 100% of all shares in each of the Borrowers.
22.22	Business of the Borrowers
Each Borrower will only be involved in the ownership and/or operation of the Collateral Vessels and activities related thereto.
22.23	Restricted Persons
No Obligor nor any member of the Group nor any director, officer, agent or employee of any of them or person acting on behalf of the foregoing is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person, is in breach of Sanctions or, to its knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.
22.24	Transaction Documents
(a)
The Transaction Documents to which any Obligor is a party are, subject to any principles of law of general and mandatory application, in full force and effect and constitutes legal, valid and binding rights and obligations of the applicable Obligors enforceable in accordance with their terms and in respect of other parties, to the best of the Obligors' knowledge, enforceable in all material respects.

(b)
The Transaction Documents to which any Obligor is not a party are, subject to any principles of law of general and mandatory application, to the best of the Obligors' knowledge, in full force and effect and constitutes legal, valid, binding and enforceable rights and obligations in all material respects of the parties thereto.

(c)	No material amendments have been made to any Transaction Document to which an Obligor is a party, other than as disclosed in writing to the Finance Parties prior to the date of this Agreement.
50 | 123

22.25	Times when representations made
(a)	All the representations and warranties in this Clause 22 are deemed to be made by each Obligor on the date of this Agreement.
(b)
The Repeating Representations are deemed to be made by each Obligor on the date of a Drawdown Request, on the Drawdown Date and on the first day of each Interest Period by reference to the facts and circumstances then existing.

23	INFORMATION UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
23.1	Financial statements
Each Obligor shall supply to the Facility Agent in sufficient copies for all the Lenders:
(a)	as soon as reasonably practicable after the same are available (and in any event no later than one-hundred and twenty (120) days after the end of its financial year):
(i)	the unaudited unconsolidated (in respect of the Borrowers) financial statement for that financial year;
(ii)	the audited consolidated (in respect of the Ultimate Parent) financial statement for that financial year; and
(b)	as soon as reasonably practicable after the same are available (and in any event no later than sixty (60) days after the end of each financial quarters:
(i)	the unaudited and unconsolidated (in respect of each Obligor) quarterly financial statements for that financial quarter; and
(ii)	the unaudited consolidated (in respect of the Ultimate Parent) financial statement for that financial quarter.
23.2	Budget
The Ultimate Parent shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as reasonably practicable after the same are available (and in any event no later than 31 January each year), its consolidated budget and cash flow projections for the next financial year, in form and substance satisfactory to the Facility Agent.
23.3	Provision and contents of Compliance Certificate
(a)	The Ultimate Parent shall supply a Compliance Certificate to the Facility Agent with each set of annual and quarterly financial statements.
(b)
The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants), Clause 26.1 (Vessel insurances) and Clause 26.11 (Fair Market Value), together with any relevant supporting documentation, such as valuations of the Collateral Vessels in accordance with Clause 23.5 (Report on Fair Market Value), enabling the Lenders to determine and monitor the Obligors' compliance.

51 | 123

(c)	Each Compliance Certificate shall be signed by the CFO or another person authorised to represent the Ultimate Parent.
23.4	Requirements as to financial statements
(a)	The Obligors shall procure that each set of financial statements includes a balance sheet, profit and loss account, cash flow statement and appropriate explanatory notes.
(b)	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) shall be:
(i)	prepared in accordance with IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements; and
(ii)	signed by an authorised person of each Obligor.
23.5	Report on Fair Market Value
(a)	The Obligors shall, at their own expense, arrange for the Fair Market Value to be determined semi-annually in connection with Q1 and Q3 financial statements.
(b)
The Lenders may obtain valuations on the Fair Market Value at any time during the tenor of the Facility at their own expense or, in case of an Event of Default or a mandatory prepayment event under Clause 9.1 (Disposal or Total Loss), at the expense of the Obligors.

23.6	Information: miscellaneous
The Obligors shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(a)	at the same time as they are dispatched, copies of all relevant documents dispatched by any Obligor to its creditors in general;
(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against any of the Obligors, and which, if adversely determined, might be reasonably expected to have a Material Adverse Effect, and further details of any such matter previously disclosed to the Facility Agent, if the likelihood of an adverse determination has increased, as the Facility Agent may reasonably request; and

(c)	promptly on request, such further information as any Finance Party through the Facility Agent may reasonably request.
23.7	Notification of default
(a)	The Borrowers shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
52 | 123

(b)
Promptly upon a request by the Facility Agent, the Borrowers shall supply to the Facility Agent a certificate signed by an authorised signatory of the Ultimate Parent certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.8	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any Change in UBO after the date of this Agreement;
(iii)	any Applicable KYC Procedures;
(iv)
any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(v)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
For the purpose of this Clause 23.8:
"Applicable KYC Procedures" means any applicable "know your customer" checks or similar identification procedures, or equivalent internal policies of a Lender or the Facility Agent, or any equivalent procedures required by applicable law or regulations (including the Dutch money laundering and anti-terrorism act (Wet ter voorkoming van witwassen en financieren terrorisme).
53 | 123

"Change in UBO" means any event by which a private individual (natuurlijk persoon) (i) acquires the legal and/or beneficial ownership (directly or indirectly) of 25 per cent. or more of the issued share capital of an Obligor or (ii) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (directly or indirectly) cast, or control the casting of, 25 per cent. or more of the votes that might be cast at a general meeting of the Obligor or (iii) is otherwise able to exercise effective control over the Obligor.
(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
If an accession of a Replacement Borrower in the event of a proposed Substitution obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Ultimate Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Replacement Borrower.

23.9	Notification of Environmental Claims
Each Obligor shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same:
(a)	if any Environmental Claim has been commenced or (to the best of any Obligor's knowledge and belief) is threatened against any of the Obligors or the Collateral Vessels; and
(b)	if any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced against any of the Obligors or any of the Collateral Vessels.
24	FINANCIAL COVENANTS
24.1	Construction and definitions
Except otherwise explicitly provided for in this Agreement, an accounting term used in this Clause is to be construed in accordance with IFRS.
For the purposes of this Clause 24, the following definitions shall apply:
"Cash and Cash Equivalents" means, at any date, the aggregate amount of freely available cash and cash equivalents of the Group, in each case reported in accordance with IFRS, including without limitation:
54 | 123

(a)	cash in hand or on freely available deposit with any bank or financial institution;
(b)
certificates of deposits or marketable debt securities (included money market funds) with a maturity of twelve (12) months or less after the relevant date of calculation, issued by an Arranger or a financial institution which has a rating for its long term unsecured and non-credit enhanced debt obligations with A or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A2 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)
any other instrument, security or investment approved in writing by the Facility Agent, and in each case, to which any of the Obligors is beneficially entitled at that time and which can be promptly realised and applied against the Loans.

"Equity Ratio" means the ratio of Total Equity to Total Assets.
"Liquidity" means, at any given time, the aggregate of:
(a)	in respect of each Borrower, the amount credited on its Operating Account; and
(b)
in respect of the Ultimate Parent (on consolidated basis), Cash and Cash Equivalents and, provided that Cash and Cash Equivalents contributes with minimum USD 15,000,000, any amount freely and unconditionally available for drawings under the Sterna RCF.

"Total Assets" means the aggregate book value of total assets in accordance with IFRS, less any goodwill.
"Total Equity" means the aggregate book value of the equity treated as equity in accordance with IFRS.
"Working Capital" means current assets less current liabilities (which shall exclude instalments of long term debt due in the next year, capital lease payments and, in respect of any Borrower only, any intra group debt incurred in accordance with Clause 25.13 (b) (ii) (Financial Indebtedness restrictions).
24.2	Financial testing
The financial covenants set out in this Clause 24 (Financial Covenants) shall be calculated in accordance with IFRS consistently applied and tested quarterly, by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 23.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 23.3 (Provision and contents of Compliance Certificate) and/or, in respect of the Liquidity of each Borrower, by reference to the balance credited on the applicable Operating Accounts.
24.3	Financial condition of Ultimate Parent (consolidated)
The Ultimate Parent shall ensure that it maintains (on a consolidated basis) at all times:
(a)	an Equity Ratio of minimum 0.25 to 1.0;
(b)	a positive Working Capital; and
(c)	Liquidity of minimum the higher of:
55 | 123

(i)	USD 15,000,000; or
(ii)	an amount equal to five per cent. (5%) of the Group's total interest bearing Financial Indebtedness on a consolidated basis (excluding the Sterna RCF) and net of any Cash and Cash Equivalents.
24.4	Financial condition of each Borrower (unconsolidated)
Each Borrower shall ensure that it maintains at all times:
(a)	a positive Working Capital; and
(b)	Liquidity of minimum USD 1,200,000.
24.5	Reporting breach
If, prior to the delivery of a Compliance Certificate pursuant to Clause 23.3 (Provision and contents of Compliance Certificate), any Obligor becomes aware that the financial covenants set out in this Clause 24 (Financial Covenants) will not be complied with, the Obligors shall immediately notify the Facility Agent thereof.
25	GENERAL UNDERTAKINGS
The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
25.1	Authorisations
Each of the Obligors shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)
supply certified copies to the Facility Agent of

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

25.2	Compliance with laws
(a)
Each Obligor shall, and shall ensure that each Group Company as well as any manager and charterer) comply in all material respects with all laws and regulations to which it and any Collateral Vessel may be subject.

(b)
Without limiting paragraph (a) above, each Obligor shall not (and shall ensure that no Group Company, nor any manager or charterer) employ any Collateral Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation.

(c)	Each Obligor shall, and shall procure that each other Group Company and each Affiliate of any of them shall, comply in all respect with all Sanctions.
56 | 123

25.3	Sanctions
(a)
Each Obligor undertakes that it, and any Group Company or any Affiliate of any of them, or any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person.

(b)
Each Obligor shall, and shall procure that each Group Company and each Affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties.

(c)
Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Finance Party in its name or in the name of any Group Company or any Affiliate of any of them.

(d)
No Obligor, Group Company, Affiliate, nor any of their directors, officers or employees shall take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that is in breach of Sanctions, or causes (or will cause) a breach of Sanctions by any Finance Party.

(e)
Each Obligor shall, and shall procure that each Group Company shall, to the extent permitted by law promptly upon becoming aware of them supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(f)
Each Obligor shall not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting Clause 25.2 (Compliance with laws)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by an Obligor in accordance with this Agreement.

(g)
Each Party acknowledges and agrees that the Obligors do not undertake under paragraphs (a) to (f) (inclusive) above in favour of any Lender incorporated or having its registered office in the Federal Republic of Germany and no such Lender shall have any right thereunder and shall be deemed not to be a party to the provisions of this Clause 25.3.

25.4	Use of Proceeds
The Obligors shall not, and shall procure that each Group Company and any Affiliate of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities, nor to conduct, permit or allow any business activity related to the Collateral Vessels:
(a)	involving or for the benefit of any Restricted Person; or
(b)	in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions or becoming a Restricted Person.
57 | 123

25.5	Title
Each Obligor will hold legal title to and own the entire beneficial interest in its assets that are subject to Security in favour of the Finance Parties, including, as applicable, its Operating Accounts, its Earnings, Insurances and each Collateral Vessel.
25.6	Taxation
(a)
Each Obligor shall (and shall procure that each Group Company ) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(i)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered under Clause 23.1 (Financial statements); and

(ii)	such payment can be lawfully withheld and failure to pay those Taxes does not or is not reasonably likely to have a Material Adverse Effect.
(b)
None of the Obligors may and, to the extent it has or reasonably could be expected to have a Material Adverse Effect, no other Group Company may, change its residence for Tax purposes without the prior written consent from the Facility Agent (not to be unreasonably withheld).

25.7	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party (including a Swap Provider) against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
25.8	Merger
No Obligor shall, without the prior written consent of the Facility Agent, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, save in case of mergers within the Group and an Obligor is the surviving entity and always subject to preserving a pledge over shares in favour of the Security Agent (on behalf of the Finance Parties) over one shipowning company per Collateral Vessel.
25.9	Listing
The Ultimate Parent shall remain listed at the Oslo Stock Exchange or such other recognised stock exchange approved by the Facility Agent.
25.10	Change of business
Except with the prior written consent of the Facility Agent:
(a)	the Borrowers shall not engage in any other business than that immediately related to the owning, financing, chartering and operation of the Collateral Vessels; and
58 | 123

(b)
the Obligors will not cease to carry on or make any material change in all or any part of its business and activities thereto as presently conducted, or carry on any other business, except for a similarly related business, or change the place of its jurisdiction or its organisation as presently conducted.

25.11	Hedging arrangements
(a)	The Swap Providers shall have a first right of refusal in relation to interest hedging relating to any Collateral Vessel or the Facility on competitive terms.
(b)	The Obligors shall not carry out derivative transactions for speculative purposes.
25.12	Preservation of assets
Each Obligor shall maintain and preserve all of its assets that are necessary or desirable, in the opinion of the Facility Agent, for the conduct of its business, as intended to be conducted at the date of this Agreement, in good working order and condition, ordinary wear and tear excepted.
25.13	Financial Indebtedness restrictions
(a)	The Borrowers shall not incur, create or permit to subsist any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Financial Indebtedness:
(i)	incurred under the Finance Documents;
(ii)
incurred under any loans from any Guarantor or any other Borrower, provided that any Guarantor's or, as the case may be, any of the other Borrowers' claims under such loans are subject to an Assignment of Intercompany Loan and fully subordinated to the claims of the Finance Parties under the Finance Documents; or

(iii)	consented to in writing by the Lenders.
25.14	Negative pledge
(a)	The Borrowers shall not create or permit to subsist any Security over any of its assets and the shares in the Borrowers.
(b)	Paragraph (a) above does not apply to:
(i)	the Security under the Security Documents;
(ii)	in respect of any Collateral Vessel:
(A)	any liens for current crews' wages and salvage;
(B)	any ship repairer's or outfitter's possessory lien arising by operation of law and not exceeding USD 3,000,000; and
(C)	any other liens incurred in the ordinary course of operating any Collateral Vessel not exceeding USD 3,000,000; and (iii)any Security consented to in writing by the Lenders.

(iii)	any Security consented to in writing by the Lenders.
59 | 123

25.15	Sterna RCF
(a)	The Intermediate Parent shall procure that the Sterna RCF is amended to comply with the terms of this Agreement on terms satisfactory to the Facility Agent.
(b)
The Intermediate Parent may not make any payments to Sterna Finance Ltd. (or any party replacing Sterna Finance Ltd. as creditor) under the Sterna RCF or any other loans from Affiliates of the Ultimate Parent following the occurrence of an Event of Default or otherwise in breach of the Subordination Statement.

(c)	The Intermediate Parent shall procure that:
(i)
until 12 months after the final Delivery Date of all the Initial Vessels and the Substitution Vessels, the credit under the Sterna RCF shall remain fully and unconditionally available in a total minimum amount of USD 270,000,000 including minimum USD 30,000,000 to be freely available as working capital support to the Group; and

(ii)	thereafter, the freely and unconditionally available credit under the Sterna RCF may be reduced to USD 30,000,000, at terms acceptable to the Lenders.
25.16	Financial support
The Borrowers shall not make or grant any loans, guarantees or any other form of financial support, except financial support in the ordinary course of operation of the Collateral Vessels (it being understood however that intercompany loans, deposits or equity contributions within the Group ("Intragroup Indebtedness") shall be allowed, provided always that:
(a)	no Event of Default is in existence or will occur from such disposition;
(b)	after giving effect to such disposition, the Obligors will be in compliance with Clause 24 (Financial Covenants); and
(c)
the Intragroup Indebtedness obligations, shall pursuant to a separate undertaking between the relevant creditor and the Facility Agent rank behind and be fully subordinated to any obligations under the Finance Documents and any of the Borrowers' claims under such loans, if against any other Borrower or Affiliate, are subject to an Assignment of Intercompany Loan.

25.17	Distributions from the Ultimate Parent
(a)	Subject to the limitations listed in paragraph (b) below, the Ultimate Parent may:
(i)	declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)	pay any interest or repay any principal amount (or capitalised interest) on any debt to any of its shareholders;
(iii)	redeem, repurchase or repay any of its share capital or resolve to do so; or
(iv)	enter into any transaction or arrangement having a similar effect as described in paragraphs (i) to (iii).
60 | 123

(b)	The distributions described in paragraph (a) above can only be carried out and effectuated if:
(i)	no Default is existing on the time when the distribution is to be made or would result from the making, payment or declaration of the distribution; and
(ii)
such distributions are in aggregate limited to 50% of its accumulated and consolidated annual net profits as from 1 January 2018 calculated on the basis of the Ultimate Parent's audited consolidated financial statements made in accordance with IFRS; or

(iii)	as otherwise consented to in writing by the Facility Agent.
25.18	Investments
No Borrower shall make any investments or acquisitions of vessels or companies, other than related to:
(a)	the acquisition of the Collateral Vessels;
(b)	ordinary and scheduled maintenance of the Collateral Vessels; and
(c)	any other maintenance of the Collateral Vessels required in order to be in compliance with the provisions under this Agreement, including, but not limited to, Clause 26.3 (Class).
25.19 Disposals
No Obligor shall enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of any of the Collateral Vessels or other asset being the subject of Security pursuant to the Security Documents, save for a sale of a Collateral Vessel in accordance with Clause 9.1 (Disposal or Total Loss).
25.20 Financial year
Except with the prior written consent of the Facility Agent, the Obligors will not, and shall procure that no other Group Company will, alter its financial year end from 31 December.
25.21 Bank accounts
The Borrowers shall open and maintain all its Operating Accounts with the Account Bank and ensure that all Earnings are paid to the Operating Accounts and the Borrowers may freely operate and make withdrawals from the Operating Accounts until the occurrence of a Default which is continuing.
25.22 Arm's length basis
No Obligor shall enter into any transaction with an Affiliate except on arm's length terms and for full market value.
61 | 123

25.23	EU Bail-in
In the event that any Finance Document will be governed by the laws of a non-EEA Member Country, then to the extent the Facility Agent determines it is necessary such Finance Document shall either prior to its entry, or if already in force be amended to, contain the current form of EU bail-in provisions recommended by the Loan Market Association.
26	VESSEL UNDERTAKINGS
Each Obligor gives the undertakings in this Clause 26 to each Finance Party and such undertakings shall remain in force for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
26.1	Vessel insurances
(a)
The Obligors shall keep the Collateral Vessels fully insured against such risks, including but not limited to, Hull and Machinery, Hull Interest and/or Freight Interest, War Risks (including acts of terrorism, war risks P&I and piracy) and Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), in such amounts and currencies, on such terms and with such reputable insurers, brokers or P&I clubs as the Facility Agent from time to time may approve. Norwegian Law to apply to all insurances other than P&I and freight, demurrage and defence (FD&D) insurances, and Hull and Machinery covers to include the terms of the Nordic Marine Insurance Plan of 2013, latest version (as amended from time to time).

(b)
The insured value of each Collateral Vessel shall be at least equal to or greater than the higher of (i) its Fair Market Value or (ii) 120% of the relevant Tranche and the aggregate insured value for all Collateral Vessels shall be at least equal to or greater than the higher of (i) the aggregate Fair Market Value for all Collateral Vessels or (ii) 120% of the Loans. The insured value for Hull and Machinery for each Collateral Vessel to cover at least 80 % of the Fair Market Value of that Collateral Vessel, (ii) the insured value for Hull and Machinery combined with the Hull Interest and Freight Interest and for War Risks for each Collateral Vessel shall always cover at least the Fair Market Value of that Collateral Vessel.

(c)
The Facility Agent (on behalf of the Finance Parties) will, for the cost of the Obligors, take out Mortgagee's Interest Insurance (MII) and Mortgagee Interest Additional Perils (pollution) on such terms and in such amounts as the Facility Agent shall deem appropriate up to 120% of the Loans.

(d)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties) is noted as a first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Security Agent thereof that the notice of assignment with regard to the Insurances and the loss payable clauses are noted in the insurance contract and that standard letters of undertaking are executed by the insurers and/or broker(s), as applicable.

62 | 123

(e)
Within reasonable time (and no later than 7 days) prior to the expiry of the relevant Insurances, the Borrowers shall procure the delivery to the Facility Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Collateral Vessels with insurance values as required by paragraphs (b), that such Insurances are in full force and effect and that the interests of the Security Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

(f)
If any of the Insurances referred to in paragraph (a), other than P&I or freight, demurrage and defence (FD&D) insurances, form part of a fleet cover, the Borrowers shall procure that the insurers shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Collateral Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel such Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other Insurances.

(g)
The Borrowers shall ensure that each Collateral Vessel is always employed in conformity with the terms of the relevant insurances and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)	The Borrowers will not make any material change to the Insurances without the prior written consent of the Facility Agent (on behalf of the Lenders).
(i)
Each of the Insurances shall be reviewed, at the cost of the Borrowers, by the Lenders' insurance advisor on an annual basis on each date on which the Insurances are due for renewal if so required by the Facility Agent. An insurance advisor will be appointed by the Facility Agent, at the Borrowers' cost, prior to each Drawdown Date, for the purpose of, inter alia, preparing an insurance report.

26.2	Notification
The Borrowers shall immediately notify the Facility Agent of:
(a)	any accident or casualty to any Collateral Vessel involving repairs the cost of which is likely to exceed USD 3,000,000 or the equivalent thereof in any other currency;
(b)	any occurrence in consequence whereof any Collateral Vessel has become or is likely to become a Total Loss;
(c)	any arrest or detention of any Collateral Vessel or the exercise or purported exercise of any lien on the Collateral Vessel;
(d)
any requirement or recommendation made in relation to any Collateral Vessel by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

(e)	any claim for a material breach of the ISM Code, the ISPS Code or Marpol being made against any Borrower, any charterer or any Manager or otherwise in connection with any Collateral Vessel; or
63 | 123

(f)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code or Marpol not being complied with, and the Borrowers will keep the Facility Agent advised on a regular basis and in such detail as the Facility Agent shall require on the relevant party's response to any of the above mentioned events or matters.
26.3	Class
(a)
The Borrowers shall have each Collateral Vessel classified and maintained in the highest appropriate class notation available for vessels of the same age and type with an Approved Classification Society, and at all times comply with the rules and regulations of the relevant classification society without any overdue recommendations and notations and shall immediately provide the Facility Agent with copies of any survey reports being issued.

(b)
The Borrowers may not change (or permit the change of) the classification society of any Collateral Vessel without the prior written consent of the Facility Agent unless to another Approved Classification Society.

26.4	Flag
The Borrowers shall maintain the registration of each Collateral Vessel in the name of the applicable Borrower with an Approved Ship Registry, and shall not change the name, flag or registration of the Collateral Vessel or parallel register the Collateral Vessel in another Approved Ship Registry without the prior written consent of all Lenders, such consent not to be unreasonably withheld, always subject to the Borrowers providing the Facility Agent with security over the Collateral Vessel, in form and substance acceptable to the Facility Agent.
26.5	Inspection and class records
(a)
The Borrowers shall permit, and shall procure that any charterers permit, any person appointed by the Facility Agent to inspect each Collateral Vessel at any time for the account of the Borrowers upon the Facility Agent giving prior written notice, always provided that such inspection shall not interfere with the normal operation and trading of the Collateral Vessel, provided however that following an Event of Default, the Facility Agent is entitled to do an inspection whether or not it interferes with the trading and operation of the Collateral Vessel.

(b)
The Borrowers shall instruct the classification society to send to the Facility Agent, following a written request from the Facility Agent, copies of all class records held by the classification society in relation to each Collateral Vessel.

26.6	Repairs and alterations
The Borrowers shall not make or permit any change or structural alteration to be made to any Collateral Vessel with a total cost exceeding or likely to exceed USD 3,000,000 and will not remove any material part from any Collateral Vessel without replacing such parts with parts of equal value, unless otherwise agreed with the charterer and subject to the consent of the Facility Agent, such consent not to be unreasonably withheld.
64 | 123

26.7	Compliance with international regulations and laws
The Borrowers shall (and shall to its best abilities procure that any charterer and/or any Manager of any Collateral Vessel) at all times:
(a)	comply in all material respects with all international conventions and regulations relating to any Collateral Vessel, including:
(i)	the ISM Code;
(ii)	the ISPS Code; and
(iii)	Marpol;
(b)
comply in all material respects with any applicable national or international law, regulation, convention or treaty in a jurisdiction which an Obligor conducts business or any Collateral Vessel will be operating, including such law, regulation, convention or treaty which relates to the pollution or damage of the environment or the conditions at the workplace;

(c)	comply in all material respects with any applicable law, regulation or requirement in the jurisdiction of the Approved Ship Registry where any Collateral Vessel is registered;
(d)
comply in all respects with all Environmental Laws applicable to any of them or any Collateral Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or any of the Collateral Vessels;

(e)
in the event of hostilities in any part of the world (whether war is declared or not), not employ any Collateral Vessel in any zone which is declared a war zone by any government or by the war risk insurers of the Collateral Vessel, unless the Borrowers has (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners, and has provided evidence of such cover to the Facility Agent; and

(f)
obtain, maintain and ensure compliance with all requisite licenses, certificates, approvals and permits required under any such laws, rules and regulations at all times valid and enforceable in all respects, including:

(i)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to each Collateral Vessel; and
(ii)	a valid and current International Ship Security Certificate issued under the ISPS Code.
26.8	Maintenance
The Borrowers shall procure that each Collateral Vessel is kept in good and safe condition and state of repair consistent with first class ownership and management practice.
65 | 123

26.9	Dismantling
(a)	The Obligors shall procure a safe sustainable and socially and environmentally responsible dismantling of any of their vessels that is taken out of service.
(b)
Each Borrower shall procure that the Collateral Vessel owned by it has, from the Delivery Date of that Collateral Vessel, obtained an Inventory of Hazardous Material (IHM), in respect of the relevant Collateral Vessel owned by it, which shall be maintained and available throughout the lifespan of that Collateral Vessel.

(c)
Each Obligor confirms that as long as it is in a lending relationship with a Finance Party, it will ensure that any Collateral Vessel controlled by it or sold to a intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation of 20 November, 2013.

26.10	Arrest
The Borrowers shall pay and discharge when due:
(a)	all liabilities which give rise or may give rise to maritime or possessory liens on or claims enforceable against any Collateral Vessel, its Earnings or Insurances;
(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of each Collateral Vessel, its Earnings or Insurances; and
(c)	all other outgoings whatsoever in respect of any Collateral Vessel, its Earnings and Insurances,
(d)
and upon receiving notice of arrest of any Collateral Vessel, or its detention or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or Security or otherwise as the circumstances may require.

26.11	Fair Market Value
(a)	The Borrowers shall ensure that the aggregate Fair Market Value of the Collateral Vessels that have been delivered from the Yard is:
(i)	from the first Drawdown Date and at all times until the second anniversary thereof, in excess of 130%;
(ii)	from the second anniversary of the first Drawdown Date and until the fourth anniversary thereof, in excess of 135%; and
(iii)	thereafter; in excess of 140%,
of the aggregate outstanding Loans.
66 | 123

(b)
If any of the Collateral Vessels are employed under a charter contract, on terms and with a reputable third party charterer acceptable to the Facility Agent, with a term extending beyond the Final Maturity Date, then the Fair Market Value requirement in respect of that Collateral Vessel shall be 120% of the related Tranche from commencement of that charter and until its expiry.

(c)
The Borrowers shall, if the Fair Market Value of the Collateral Vessels at any time falls below the values described in paragraph (a) and (b) above, within thirty (30) days after the Facility Agent's notice thereof, post additional Security to the satisfaction of the Facility Agent, or, if failing to provide such additional Security, within ten (10) days thereafter prepay such portion of the Loans in accordance with Clause 8.1 (Voluntary prepayment), that enables the Borrowers to satisfy the minimum value requirement.

26.12	Management
(a)
Each Collateral Vessel shall be managed by any Manager pursuant to the terms of the Management Agreement(s) or such other reputable manager(s) as agreed in writing by the Facility Agent, and the Borrowers shall not make any material changes to the management of any Collateral Vessel without the prior written consent of the Facility Agent (not to be unreasonably withheld).

(b)
The Borrowers shall procure that each Manager issues a subordination statement, in form and substance acceptable to the Facility Agent, whereupon each Manager fully subordinates its claims under the Management Agreements in respect of the Collateral Vessels to the claims of the Finance Parties under the Finance Documents.

26.13	Restrictions on chartering etc.
(a)
The Borrowers shall not let a Collateral Vessel on bareboat charter for any period without the prior written consent of the Facility Agent, unless such bareboat charter is to a Group Company and on arm's length terms but at a rate no less than an amount sufficient for the Borrowers to meet its payments obligations under the Finance Documents as they fall due.

(b)	Any charterparties in respect of a Collateral Vessel with a term exceeding twelve (12) months shall always be entered into directly between the relevant Borrower and the third party charterer.
27	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 27.16 (Acceleration)).
27.1	Non-payment
Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	an administrative or technical error; or
(ii)	a Disruption Event; and
67 | 123

(b)	payment is made within three (3) Business Days of its due date.
27.2	Financial covenants, Sanctions, Use of Proceeds, Title, Negative pledge, Distributions from the Ultimate Parent, Vessel Insurances and Fair Market Value
Any requirement of Clause 24 (Financial covenants), Clause 25.2 (c) (Compliance with laws), Clause 25.3 (Sanctions), Clause 25.4 (Use of Proceeds), Clause 25.5 (Title)25.5, Clause 25.14 (Negative pledge), Clause 25.17 (Distributions from the Ultimate Parent), Clause 26.1 (Vessel Insurances) or Clause 26.11 (Fair Market Value) is not satisfied.
27.3	Other obligations
(a)
Any Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Financial covenants, Sanctions, Use of Proceeds, Title, Negative pledge, Distributions from the Ultimate Parent, Vessel Insurances and Fair Market Value)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (i) the Facility Agent giving notice to the Borrowers and (ii) any Obligor became or should have become aware of the failure to comply.

27.4	Misrepresentation
Any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of the Obligors or in connection with any Finance Document is or proves to have been materially incorrect or misleading when made or deemed to be made.
27.5	Cross default
(a)	Any Financial Indebtedness of any Obligor or any Group Company is not paid when due nor within any originally applicable grace period.
(b)
Any Financial Indebtedness of any Obligor or any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of any Obligor or any Group Company is cancelled or suspended by a creditor of any Obligor or any Group Company as a result of an event of default (however described).

(d)
Any creditor of any Obligor or any Group Company becomes entitled to declare any Financial Indebtedness of any Obligor or any Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 27.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 8,000,000 (or its equivalent in any other currency or currencies).

For the purpose of this Clause 27.5 (Cross default), "Financial Indebtedness" shall only include lease and charter contracts to the extent these would be considered a "financial lease" or "Financial Indebtedness" pursuant to IAS 17, irrespective of IFRS 16 later becoming effective.
68 | 123

27.6	Insolvency
(a)
Any of the Obligors or any Group Company is, or for the purpose of applicable law is deemed to be, unable to pay its debts as they fall due or becomes insolvent or admits inability or intention not to pay its debts as they fall due.

(b)
Any of the Obligors or any Group Company suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any Group Company.
27.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the preliminary suspension of payments, suspension of payments, bankruptcy, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors or any Group Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of any of the Obligors or any Group Company;
(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any of the Obligors or any Group Company or any of its assets; or

(d)	enforcement of any Security over any assets of any of the Obligors or any Group Company.
27.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any Group Company unless, within 30 days after the Obligor became aware of the same, (i) the same is discharged or (ii) the Finance Parties have been provided with additional security in such form and for such amounts as the Finance Parties may require.
27.9	Unlawfulness and invalidity
It is or becomes unlawful for any Obligor and/or any of the parties to a Security Document to perform any of their obligations under the Finance Documents or any Finance Document ceases to be in full force and effect or any Security under the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
27.10	Liens
Any maritime lien or other lien, arrest, distress or similar charge is levied upon or against any Collateral Vessel and, within ten (10) Business Days after any Obligor became aware of the same:
69 | 123

(a)	is not discharged; or
(b)	the Finance Parties have been provided with additional security in such form and for such amounts as the Finance Parties may require.
27.11	Cessation of business
Any Obligor ceases (or threatens to cease to carry on) all its business.
27.12	Permits
Any license, consent, permission or approval required in order to enforce, complete or perform any of the Finance Documents is revoked, terminated or modified having a Material Adverse Effect.
27.13	Failure to comply with final judgement
Any Obligor fails to, within five (5) Business Days after becoming obliged to do so, comply with or pay any sum due from it under any final judgement or final order, unless such award is for an amount less than USD 8,000,000 or the sum due is covered by insurance and the insurers have confirmed cover and liability to pay under the relevant insurance.
27.14	Litigation
There is current, pending or, threatened in writing any claims, litigation, arbitration or administrative proceedings against an Obligor or its assets which might have a Material Adverse Effect.
27.15	Material adverse change
Any event or circumstance occurs which, in the opinion of the Majority Lenders has had or could reasonably be expected to have a Material Adverse Effect.
27.16	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:
(a)	cancel the Commitments at which time they shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Agreement, be immediately due and payable, at which time they shall become immediately due and payable;

(c)	enforce any or all Security under the Security Documents; and/or
(d)
exercise any or all of the rights, remedies, powers or discretions granted to the Facility Agent or the Finance Parties under the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

SECTION 9
CHANGES TO PARTIES
28	CHANGES TO THE LENDERS
70 | 123

28.1	Assignments and transfers by the Lenders
Subject to this Clause 28, a Lender (the "Existing Lender") may:
(a)	assign any of its rights; or
(b)
transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution, a trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

28.2	Conditions of assignment or transfer
(a)
An Existing Lender may not transfer any of its rights or obligations to a New Lender without the Ultimate Parent's consent, such consent not to be unreasonably withheld or delayed and not to be required if the transfer is:

(i)	to another Lender or an Affiliate of a Lender or another bank or financial institution and of a minimum amount of USD 10,000,000;
(ii)	to another bank or financial institution, a trust, fund or other entity that has an exposure in the shipping sector;
(iii)
to a trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, which is advised by, or the assets of which are managed by or serviced by a Lender; or

(iv)	made at a time when an Event of Default has occurred and is continuing.
(b)	The Ultimate Parent shall be deemed to have given its consent if the Ultimate Parent has not expressly rejected any proposal within five (5) Business Days from the request of an Existing Lender.
(c)
An assignment will only be effective on the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.
(e)	Shareholders or Affiliates of any Obligor or Group Member may not become a Lender.
28.3	Assignment or transfer fee
Unless the Facility Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 5000.
71 | 123

28.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and the Security under the Security Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other Group Company of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of any Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by an Obligor of its obligations under the Finance Documents or otherwise.
28.5	Procedure for transfer
72 | 123

(a)
Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes a duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each Obligor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)
the Facility Agent, the Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Finance Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".
28.6	Copy of Transfer Certificate
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Ultimate Parent a copy of that Transfer Certificate.
28.7	Security over Lender's rights
Notwithstanding Clause 28.1 (Assignments and transfers by the Lenders), a Lender may at any time sell, transfer, assign, novate, pledge, have assumed all or part of its rights and/or otherwise use as collateral any of its rights under the Finance Documents to or for the benefit of a member of the European System of Central Banks.
73 | 123

29	CHANGES TO THE OBLIGORS
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
SECTION 10
THE FINANCE PARTIES
30	ROLE OF THE FACILITY AGENT, SECURITY AGENT, THE ARRANGERS AND OTHERS
30.1	Appointment of the Facility Agent and Security Agent
(a)	Each Finance Party appoints the Facility Agent to act as its agent and the Security Agent to act as security agent under and in connection with the Finance Documents.
(b)
Each Finance Party authorises each of the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Duties of the Facility Agent and Security Agent
(a)
Subject to paragraph (b) below, each of the Facility Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent or the Security Agent for that Party by any other Party.

(b)	Without prejudice to Clause 28.6 (Copy of Transfer Certificate), paragraph (a) above shall not apply to any Transfer Certificate.
(c)
Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)
The Facility Agent shall provide to the Borrowers at its request, a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments and contact details.

(g)	The Facility Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
74 | 123

(h)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
30.3	Role of the Arrangers
Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.
30.4	Limited fiduciary duties
(a)	Save as provided in paragraphs (b) and (c) below, nothing in this Agreement constitutes the Facility Agent, the Security Agent, and/or the Arrangers as a trustee or fiduciary of any other person.
(b)	None of the Facility Agent, the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
(c)
The Security Agent will act solely as trustee for the Finance Parties in carrying out its functions under the Security Documents and this Agreement and will exercise the same care as it would in dealing with a credit for its own account.

30.5	Business with the Group
Each Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.
30.6	Rights and discretions
(a)	The Facility Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
75 | 123

(b)	The Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Ultimate Parent (other than a Drawdown Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors;.
(c)	The Facility Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Facility Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent and/or the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent and/or the Security Agent in its reasonable opinion deems this to be desirable.

(e)
The Facility Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents and the Facility Agent shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)
be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Facility Agent's and/or Security Agent's gross negligence or wilful misconduct.

(g)
Unless a Finance Document expressly provides otherwise the Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Facility Agent and the Security Agent:
(i)	may disclose; and
76 | 123

(ii)
on the written request of the Ultimate Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Ultimate Parent and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 13.2 (Market disruption).

(k)
Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent and the Security Agent are not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or the Security Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)
The Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
The Facility Agent and the Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

77 | 123

30.8	Responsibility for documentation
None of the Facility Agent, Security Agent or the Arrangers is responsible for:
(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arrangers, the Borrowers or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security under any Security Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Security under any Security Document;

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	Exclusion of liability
(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent and the Security Agent, none of the Facility Agent nor the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security created by the Security Documents, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security pursuant to the Security Documents; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,
78 | 123

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)
No Party (other than the Facility Agent or the Security Agent (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent, in respect of any claim it might have against the Facility Agent or the Security Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause 30.9.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out:
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
79 | 123

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document or the Security created pursuant to the Security Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

30.10	Lenders' indemnity to the Facility Agent and Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of the Facility Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Facility Agent or Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by the Borrowers pursuant to a Finance Document).
30.11	Resignation of the Facility Agent or Security Agent
(a)	The Facility Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.
(b)
Alternatively, the Facility Agent or the Security Agent may resign by giving 30 days' notice to the Lenders and the Ultimate Parent, in which case the Majority Lenders (after consultation with the Ultimate Parent) may appoint a successor Facility Agent or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent or Security Agent (after consultation with the Ultimate Parent) may appoint a successor Facility Agent or Security Agent.

80 | 123

(d)
If the Facility Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as facility agent or security agent and the Facility Agent or the Security Agent is entitled to appoint a successor Facility Agent or Security Agent under paragraph (c) above, the Facility Agent or Security Agent, as the case may be, may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent or Security Agent, as the case may be, to become a party to this Agreement as Facility Agent or Security Agent, as the case may be) agree with the proposed successor Facility Agent or Security Agent, as the case may be, amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent or Security Agent, as the case may be, consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's or Security Agent's, as the case may, be normal fee rates and those amendments will bind the Parties.

(e)
The retiring Facility Agent or Security Agent shall, at its own cost, make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(f)	The Facility Agent's or Security Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)
Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
The Facility Agent or Security Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent or Security pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent or Security Agent under the Finance Documents, either:

(i)
the Facility Agent or Security Agent fails to respond to a request under Clause 15.6 (FATCA Information) and a Lender reasonably believes that the Facility Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent or Security Agent pursuant to Clause 15.6 (FATCA Information) indicates that the Facility Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

81 | 123

(iii)
the Facility Agent or Security Agent notifies the Borrowers and the Lenders that the Facility Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender believes that a Party may be required to make a FATCA Deduction that would not be required if the Facility Agent or Security Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent or Security Agent, requires it to resign.
30.12	Replacement of the Facility Agent or Security Agent
(a)
After consultation with the Ultimate Parent, the Majority Lenders may, by giving 30 days' notice to the Facility Agent or Security Agent, replace the Facility Agent or Security Agent by appointing a successor Facility Agent or Security Agent.

(b)
The retiring Facility Agent or Security Agent shall make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(c)
The appointment of the successor Facility Agent or Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent or Security Agent. As from this date, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (and any agency fees for the account of the retiring Facility Agent or Security Agent shall cease to accrue from (and shall be payable on) that date).

(d)
Any successor Facility Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.13	Relationship with the Lenders
(a)
The Facility Agent and Security Agent may treat each Lender as a Lender, inter alia entitled to or liable for any payment due under any Finance Document, unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Each Lender shall supply the Facility Agent or Security Agent with any information that the Facility Agent or Security Agent may reasonably specify as being necessary or desirable to enable the Facility Agent or Security Agent to perform its functions as Facility Agent or Security Agent.

(c)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the relevant contact details required to enable the sending and receipt of information.

82 | 123

30.14	Confidentiality
(a)
In acting as agent for the Finance Parties, the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent or the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or Security Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)
Notwithstanding any other provision of any Finance Document to the contrary, any Finance Party may disclose to any Finance Party and /or its Affiliates and potential assignees, any information it has received from any Obligor or concerning any Obligor (including information of confidential nature or described as confidential by an Obligor) which:

(i)	the Finance Party becomes aware of in its capacity as, or for the purpose of becoming, a Finance Party under the Finance Documents;
(ii)	is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents; or
(iii)	provided that the Finance Party reasonably believes such information is of relevance to the other Finance Parties in their capacity as Finance Parties under the Finance Documents.
30.15	Credit appraisal by the Lenders
Without affecting the responsibility of the Obligors for information supplied by any of them or on their behalf, each Lender confirms to the Facility Agent, the Security Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.
30.16	Reference Banks
If a Reference Bank ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender to replace that Reference Bank.
30.17	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.
(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

83 | 123

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 30.17.

30.18	Confidentiality of Reference Bank Quotations
(a)	The Facility Agent agrees to keep each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)
The Facility Agent may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement as agreed between the Facility Agent and the relevant Reference Bank.

(c)	The Facility Agent may disclose any Reference Bank Quotation to:
(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Reference Bank.
84 | 123

(d)
The Facility Agent acknowledge that each Reference Bank Quotation is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent undertake not to use any Reference Bank Quotation for any unlawful purpose.

(e)	The Facility Agent agrees (to the extent permitted by law and regulation) to inform the relevant Reference Bank:
(i)
of the circumstances of any disclosure made pursuant to paragraph (c) (ii) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 30.18.
30.19	Swap Providers
(a)
Each Swap Provider agrees that it is a party to this Agreement solely for the purpose of the Obligors' obligations under the Hedging Agreements being included under the Security created by the Security Documents.

(b)
Any Hedging Agreement shall only enjoy the benefit of protection of the Security Documents if and to the extent such Hedging Agreement (and any transactions thereunder) is entered into in accordance with Clause 25.11 (Hedging arrangements).

(c)
Clause 2.3 (Finance Parties' rights and obligations) shall not apply to any Finance Party (in its capacity as Swap Provider) in respect of the Security Documents and no Swap Provider may separately enforce any rights under the Security Documents.

(d)	Each Swap Provider shall promptly notify the Facility Agent upon the occurrence of an early termination event or a default by any Obligor of its obligations under a Hedging Agreement.
30.20	Facility Agent's and Security Agent's Management Time
Any amount payable to the Facility Agent and the Security Agent under Clause 17.3 (Indemnity to the Facility Agent and the Security Agent), Clause 19 (Costs and expenses) and Clause 30.10 (Lenders' indemnity to the Facility Agent and the Security Agent) shall include the cost of utilising the Facility Agent's and the Security Agent's management time or other resources to the extent that this relates to extraordinary matters, such as requests for waivers or amendments and/or a potential Default or Event of Default, and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent and the Security Agent may notify to the Ultimate Parent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent and the Security Agent under Clause 14 (Fees).
85 | 123

30.21	Deduction from amounts payable by the Facility Agent or Security Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent and the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent and the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
31	SHARING AMONG THE FINANCE PARTIES
31.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from any Obligor other than in accordance with Clause 32 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.4 (Partial payments).

31.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.4 (Partial payments).
31.3	Recovering Finance Party's rights
On a distribution by the Facility Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between that Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
86 | 123

(a)
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between an Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
31.5	Exceptions
(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Obligors.
(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
32	PAYMENT MECHANICS
32.1	Payments to the Facility Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, the Obligors or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Facility Agent specifies.
87 | 123

32.2	Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice.
32.3	Clawback
(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)
If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Facility Agent shall notify the Ultimate Parent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and
(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.4	Partial payments
(a)
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrowers under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Obligors under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and Security Agent under the Finance Documents;
88 | 123

(ii)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fees or commissions due but unpaid under the Finance Documents (excluding any Hedging Agreement);
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid and indemnification due but unpaid under the Finance Documents (excluding any Hedging Agreement);
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (excluding any Hedging Agreement); and
(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under any Hedging Agreement.
(b)	The Facility Agent shall, if so directed by all Lenders, vary the order set out in paragraphs (a)(ii) to (v) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrowers.
32.5	Set-off by any Obligor
All payments to be made by any Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
32.6	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.7	Currency of account
(a)	Subject to paragraphs (b) to (d) below, USD is the currency of account and payment for any sum due from any Obligor under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.
(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(d)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
33	NOTICES
33.1	Communications in writing
89 | 123

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.
33.2	Addresses
The address and e-mail address (and the department or officer or any equivalent in any Relevant Jurisdiction, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of any of the Obligors (if by letter, a copy of the letter shall also be sent by email) to:
Flex LNG Management Ltd
4th floor, 15 Sloan Square
London, SW1W 8ER, UK
e-mail: finance@flexlng.com
Att: Øystein Kalleklev
(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Facility Agent, to:
Address:
Agency Syndicated Loans
Daalsesingel 71
3511 SW Utrecht
The Netherlands
PAC EA8550
E-mail: abn.amro.agency.team.1@nl.abnamro.com
Att: Agency Syndicated Loans
or any substitute address, e-mail address or department or officer (or any equivalent in any Relevant Jurisdiction) as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.
33.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of e-mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,
90 | 123

and, if a particular department or officer (or any equivalent in any Relevant Jurisdiction) is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer (or any equivalent in any Relevant Jurisdiction).
(b)	Any communication or document which becomes effective, in accordance with paragraph (a) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
(c)	All notices from or to the Obligors shall be sent through the Facility Agent.
33.4	Notification of address
Promptly upon receipt of notification of an address or change of address pursuant to Clause 33.2 (Addresses) or changing its own address, the Facility Agent shall notify the other Parties.
33.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34	CALCULATIONS AND CERTIFICATES
34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
34.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
34.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.
91 | 123

35	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
36	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
37	AMENDMENTS AND WAIVERS
37.1	Required consents
(a)
Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.
37.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(ii)	the Guarantee;
(iii)	the Availability Period;
(iv)	any increase of the Facility Amount pursuant to Clause 2.2 (Accordion Increase Option);
(v)	an extension to the date of payment of any amount under the Finance Documents;
(vi)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(vii)	a change in currency of payment of any amount under the Finance Documents;
(viii)	an increase in or an extension of any Commitment or the Total Commitments;
(ix)	any provision which expressly requires the consent of all the Lenders;
92 | 123

(x)
Clause 2.2 (Finance Parties' rights and obligations), Clause 9 (Mandatory prepayment), Clause 28 (Changes to the Lenders), Clause 29 (Changes to the Obligors), this Clause 37, Clause 40 (Governing Law) and Clause 41 (Enforcement);

(xi)	any provision relating to Sanctions;
(xii)	the release of any Security under any Security Document unless permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.
(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent, the Arrangers or the Swap Provider (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Security Agent, the Arrangers or, as the case may be, the Swap Provider.

(c)
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within five (5) Business Days (unless the Ultimate Parent and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

38	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
39	CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
93 | 123

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
SECTION 12
GOVERNING LAW AND ENFORCEMENT
40	GOVERNING LAW
This Agreement is governed by Norwegian law.
41	ENFORCEMENT
(a)	The courts of Norway, the venue to be Oslo District Court, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.
(b)
This Clause 41 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42	PROCESS AGENT
Each Obligor hereby irrevocably:
(a)
appoints Seatankers Management Norway AS (company no. 979 956 223), PO Box 1327 Vika, 0112 Oslo (mail address) and Bryggegate 3, 0250 Oslo, Norway (visiting adress) as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement, any other Finance Document governed by Norwegian law and/or the matters arising here from; and

(b)	agrees that failure by such process agent to notify an Obligor of the process will not invalidate the proceedings concerned.
If any process agent appointed pursuant to this Clause 42 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Facility Agent thereof.
94 | 123

This Agreement has been entered into on the date stated at the beginning of this Agreement.
SIGNATURES
THE BORROWERS

FLEX LNG ENDEAVOUR LIMITED

By:	/s/ Øystein Kalleklev

Name:	Øystein Kalleklev, Attorney-in-fact

FLEX LNG ENTERPRISE LIMITED

By:	/s/ Øystein Kalleklev

Name:	Øystein Kalleklev, Attorney-in-fact

FLEX LNG RANGER LIMITED

By:	/s/ Øystein Kalleklev

Name:	Øystein Kalleklev, Attorney-in-fact

THE GUARANTORS

FLEX LNG LTD.

By:	/s/ Øystein Kalleklev

Name:	Øystein Kalleklev, Attorney-in-fact

FLEX LNG FLEET LIMITED

By:	/s/ Øystein Kalleklev

Name:	Øystein Kalleklev, Attorney-in-fact

95 | 123

AS BOOKRUNNER, CO-ORDINATOR AND MANDATED LEAD ARRANGER

ABN AMRO BANK N.V.

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

AS MANDATED LEAD ARRANGERS

DNB BANK ASA

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

AS LEAD ARRANGERS

CREDIT SUISSE AG

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

NIBC BANK N.V.

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

SPAREBANK 1 SR-BANK ASA

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

AS ORIGINAL LENDERS

ABN AMRO BANK N.V., OSLO BRANCH

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

96 | 123

DNB BANK ASA

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

CREDIT SUISSE AG

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

NIBC BANK N.V.

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

SPAREBANK 1 SR-BANK ASA

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

AS FACILITY AGENT AND SECURITY AGENT

ABN AMRO BANK N.V.

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

AS SWAP PROVIDERS

ABN AMRO BANK N.V.

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact
DNB BANK ASA

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

97 | 123

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

CREDIT SUISSE AG

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

NIBC BANK N.V.

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

SPAREBANK 1 SR-BANK ASA

By:	/s/ Atle Gabrielsen

Name:	Atle Gabrielsen, Attorney-in-fact

98 | 123

SCHEDULE 1
THE ORIGINAL LENDERS
Name of Original Lender	Commitment under the Facility
ABN AMRO BANK N.V. OSLO BRANCH	USD 85,000,000
DNB BANK ASA	USD 55,000,000
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	USD 55,000,000
CREDIT SUISSE AG	USD 40,000,000
NIBC BANK N.V.	USD 40,000,000
SPAREBANK 1 SR-BANK ASA	USD 40,000,000
Total Commitments	USD 315,000,000

99 | 123

SCHEDULE 2
CONDITIONS PRECEDENT
Part I: Conditions Precedent to Financial Close
1.	Obligors
(a)	A copy of the constitutional documents of each Obligor.
(b)	A copy of a resolution of the board directors of each Obligor:
(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of the resolutions of each Borrower's shareholder ratifying the resolutions of the board of directors.
(d)	A certificate of goodstanding in respect of the Borrowers, issued by the Marshall Islands registry.
(e)	A specimen of the signature (which can be by way of copy of passport) of each person signing the Finance Documents on behalf of each Obligor.
(f)	Copies of passports of all board members of each Obligor.
(g)
A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar binding limit to be exceeded.

(h)	Such other documentation and evidence required to complete the "know your customer" checks as described in Clause 23.8 ("Know your customer" checks).
The documents covered by this Section 1, to be submitted in originals or certified copies.
2.	Finance Documents
(a)	This Agreement executed by the parties thereto.
(b)	A letter from the Facility Agent regarding effective rate of interest, duly countersigned by the Borrowers.
(c)	Any Fee Letter(s), duly signed by the parties thereto.
100 | 123

(d)	Evidence that the fees, costs and expenses due from the Borrowers pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid.
3.	Other Documents
(a)	A copy of the Original Financial Statements and most up-to-date financial statements of the Obligors.
(b)	A copy of the Shipbuilding Contracts.
(c)	A copy of the Management Agreements, on terms acceptable to the Finance Parties.
(d)	A copy of the Sterna RCF, amended on terms acceptable to the Lenders in order to comply with the terms of this Agreement.
(e)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.
4.	Legal opinions
The following legal opinions if requested by the Lenders, each addressed to the Facility Agent and the Original Lenders:
(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Facility Agent as to Norwegian law;
(b)	a legal opinion from Trott & Duncan Ltd., the legal advisers to the Facility Agent as to Bermuda law;
(c)	a legal opinion from Watson Farley & Williams, the legal advisers to the Facility Agent as to the laws of New York and the Republic of Marshall Islands;
(d)	such other legal opinion(s) as the Facility Agent may reasonably request in respect of any Finance Document governed by foreign law or any entity incorporated in a foreign jurisdiction, each in form and substance acceptable to the Facility Agent.
101 | 123

Part II: Conditions Precedent (to each Drawdown Request)
(Vessel specific documents relates only to the Collateral Vessel financed by the applicable Tranche)
1.	Finance Documents
(a)	The Account Pledge, duly signed by all parties.
(b)	In respect of the first Drawdown, the Share Pledges, duly signed by all parties and evidence that the Security to be created thereunder have been duly created and perfected.
(c)	Duly executed and dated notices and acknowledgements in accordance with the Account Pledge.
(d)	The Assignment of Earnings and Charterparties, duly signed by all parties.
(e)
If applicable, duly executed and dated notices and acknowledgements in accordance with the Assignment of Earnings and Charterparties in respect of any charterparties entered into for the applicable Collateral Vessel with a term exceeding 12 months.

(f)	Copies of any Hedging Agreements (if any) entered into.
(g)	The Assignment of Hedging Claims.
(h)	Duly executed and dated notices and acknowledgements in accordance with the Assignment of Hedging Claims.
(i)	The Assignment of Insurances, duly signed by all parties.
(j)
Duly executed and dated notices and Letters of undertaking and acknowledgments, as applicable, in respect of the Assignment of Insurances, in respect of the relevant Collateral Vessel, together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

(k)	If applicable, the Assignment of Intercompany Loan, duly signed by all parties.
(l)	If applicable, duly executed and dated notices and acknowledgements in accordance with the Assignment of Intercompany Loan, in respect of the relevant Borrower.
(m)	The Trust Agreement in respect of the relevant Collateral Vessel, duly executed.
(n)	A Compliance Certificate, duly executed.
(o)	A copy of the Subordination Statement, duly signed by all parties thereto.
2.	Other documents and evidence
(a)
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

102 | 123

(b)
Evidence that the fees, costs and expenses due from the Borrowers pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the applicable Drawdown Date or, if earlier, on its due date.

(c)	A copy of any shareholder loan or intercompany loan agreement relating to loans to or from any Obligor, if applicable, including any subordination statement acceptable to the Facility Agent.
(d)
A subordination statement by the Manager of the Collateral Vessel, in form and substance acceptable to the Facility Agent, whereupon the Manager fully subordinates its claims under any Management Agreement(s) in respect of the Collateral Vessel to the claims of the Finance Parties under the Finance Documents.

(e)
Evidence that all Insurances in respect of the Collateral Vessel in accordance with Clause 26.1 (Vessel insurances) are in place and will come in full force and effect upon the delivery of the applicable Collateral Vessel and (at the Borrowers' cost) an insurance report from BankServe, Marsh or AON or any other international reputable insurance consultants acceptable to the Facility Agent confirming the compliance with Clause 26.1.

(f)
Confirmation from the Approved Ship Registry that all documents necessary to register the Collateral Vessel in the name of the applicable Borrower and to register the Mortgage against the Collateral Vessel is pre-cleared and ready to be registered upon discharge of any existing mortgage and completion of transfer under the Shipbuilding Contract, save for such documents that cannot be issued or executed prior to the Delivery Date.

(g)	The bank and the terms for the pre-positioning of the applicable Pre-positioning Portion to be agreed between the Facility Agent, the applicable Borrower and the Yard.
(h)
Closing memorandum, in respect of the relevant Collateral Vessel, in agreed form between the applicable Borrower, the Yard and the Facility Agent, in form and substance acceptable to the Facility Agent.

(i)
Up to date valuation reports evidencing that the Fair Market Value of the Collateral Vessel complies with the requirements in Clause 26.11 (Fair Market Value) and that the amount requested to the utilised is within the Maximum Tranche Amount.

(j)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.
(k)
Evidence of the Total Delivery Cost for the applicable Collateral Vessel and a confirmation from the Yard or other acceptable evidence of the amount of the final instalment payable under the Shipbuilding Contract.

103 | 123

(l)
In respect of FLEX RANGER only, evidence satisfactory to the Facility Agent, that the applicable Shipbuilding Contract has been, or will be, transferred no later than on the applicable Delivery Date from Flex LNGC1 Limited to FLEX LNG RANGER Limited and/or that title to FLEX RANGER will be transferred from Flex LNGC1 Limited to FLEX LNG RANGER Limited on terms acceptable to the Facility Agent immediately upon or concurrent with the delivery of FLEX RANGER from the Yard.

Part III: Conditions Precedent at each Delivery Date
(to be delivered on the relevant Delivery Date for each Initial Vessel)
(Vessel specific documents relates only to the Collateral Vessel financed by the applicable Tranche)
1.	Finance Documents
(a)	The Mortgage in respect of the relevant Collateral Vessel, duly signed and registered as a first preferred mortgage in the Approved Ship Registry against the relevant Collateral Vessel.
(b)
Transcript of Registry showing that the applicable Borrower is registered as the owner of the relevant Collateral Vessel and that the Mortgage is registered as a first preferred mortgage and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Collateral Vessel.

2.	Vessel Documents
(a)	Copy of the protocol of trials, in respect of the relevant Collateral Vessel, as delivered by the Yard.
(b)	Copy of the protocol of inventory, in respect of the relevant Collateral Vessel, of the equipment, spare parts, tools etc., as delivered by the Yard.
(c)	Copy of the protocol of stores of consumables, in respect of the relevant Collateral Vessel, as delivered by the Yard.
(d)	Copies of drawings and plans in respect of the relevant Collateral Vessel.
(e)	Copy of the protocol of delivery and acceptance under the relevant Shipbuilding Contract, duly signed by the Yard and the relevant Borrower.
(f)	Copy of the Declaration of Warranty, in respect of the relevant Collateral Vessel, as delivered by the Yard.
(g)	Copy of the duly notarised and legalised Builder's Certificate, in respect of the relevant Collateral Vessel, issued by the Yard.
(h)	Copy of the commercial invoice, in respect of the relevant Collateral Vessel, issued by the Yard.
(i)	Copy of the duly notarised and legalised Bill of Sale, in respect of the relevant Collateral Vessel, issued by the Yard, if applicable.
(j)	A copy of the Document of Compliance for the Manager.
104 | 123

3.	Other documents and evidence
(a)	Evidence that the purchase price for the applicable Collateral Vessel not covered by the relevant Tranche has been, or will at the latest together with the Tranche be, paid by equity to the Yard.
4.	Legal opinions
The following legal opinions if requested by the Lenders, each addressed to the Facility Agent and the Original Lenders:
(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Facility Agent as to Norwegian law;
(b)	a legal opinion from Trott & Duncan Ltd., the legal advisers to the Facility Agent as to Bermuda law;
(c)	a legal opinion from Watson Farley & Williams LLP, the legal advisers to the Facility Agent as to as to the laws of New York and the laws of the Republic of Marshall Islands;
(d)	a legal opinion from HFW, the legal advisors to the Facility Agent as to English law;
(e)
such other legal opinion(s) as the Facility Agent may reasonably request in respect of any Finance Document governed by foreign law or any entity incorporated in a foreign jurisdiction, each in form and substance acceptable to the Facility Agent and as agreed prior to the Drawdown Request.

105 | 123

Part IV: Conditions Subsequent
1.	Finance Documents
(a)	Any Hedging Agreements entered into with any Obligor.
(b)	Duly executed and dated notices and acknowledgements in accordance with the Assignment of Earnings and Charterparty (if applicable).
(c)	Duly executed and dated notices and acknowledgements in accordance with the Assignment of Hedging Claims.
(d)
Duly executed and dated notices and Letters of undertaking and acknowledgments, as applicable, in respect of the Assignment of Insurances together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

2.	Other documents
(a)	Copies of the class certificate and other relevant certificates, in respect of the relevant Collateral Vessel, including:
(i)	a copy of the load-line certificate;
(ii)	a copy of the IOPP (International Oil Pollution Prevention) Certificate;
(iii)	a copy of the SOLAS (International Convention for Safety of Life at Sea) Certificate;
(iv)	a copy of the Ship Radio License; and
(v)	a copy of the Minimum Safe Manning Certificate.
(vi)	a copy of the Collateral Vessel's safety management certificate issued pursuant to the ISM Code;
(vii)	a copy of the certificate issued pursuant to the ISPS Code; and
(b)	A copy of the Inventory of Hazardous Materials (IHM) available to the Collateral Vessel.
3.	Legal opinions
Such legal opinion(s) as the Facility Agent may reasonably request in respect of any Finance Document each in form and substance acceptable to the Facility Agent and as agreed under Part III.
106 | 123

Part V: Conditions precedent to a Substitution
1.	The Replacement Borrower
(a)	A copy of the constitutional documents of a Replacement Borrower.
(b)	A copy of a resolution of the board directors of a Replacement Borrower:
(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature (which can be by way of copy of passport) of each person signing the Finance Documents on behalf of the Replacement Borrower.
(d)	Copies of passports of all board members of a Replacement Borrower.
(e)
A certificate of an authorised signatory of a Replacement Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar binding limit to be exceeded.

(f)	Such other documentation and evidence required to complete the "know your customer" checks as described in Clause 23.8 ("Know your customer" checks).
The documents covered by this Section 1, to be submitted in originals or certified copies.
2.	Finance Documents
(a)	The Substitution Letter executed by the parties thereto, including the Replacement Borrower.
(b)
The Share Pledge, duly signed by all parties, including the Intermediate Parent, and evidence that the Security to be created thereunder over the shares in the Replacement Borrower has been duly created and perfected.

3.	Other documents
(a)	Evidence that all process agent appointments required by the Finance Documents have been duly accepted.
107 | 123

(b)
A copy of any shareholder loan or intercompany loan agreement relating to loans to or from the Replacement Borrower, whether arising as a result of the Substitution or otherwise, if applicable, including any subordination statement acceptable to the Facility Agent.

(c)
Such other documents and evidence as listed in Part I to IV of this Schedule 2 as requested by the Facility Agent, subject to logical adjustments depending upon inter alia whether Substitution occurs after the Substitution Vessel has been delivered from the Yard or not, including for the avoidance of any doubt, such Security to be granted by the Replacement Borrower replacing the Security previously granted by the Initial Borrower being replaced.

4.	Legal opinions
The following legal opinions from lawyers appointed by the Facility Agent, each addressed to the Facility Agent and the Original Lenders:
(a)	a legal opinion from Arntzen de Besche Advokatfirma AS, the legal advisers to the Facility Agent as to Norwegian law;
(b)	such legal opinion(s) as the Facility Agent may reasonably request in respect of the Replacement Borrower; and
(c)	such other legal opinion(s) as the Facility Agent may reasonably request in respect of any Finance Document governed by foreign law, each in form and substance acceptable to the Facility Agent.
108 | 123

SCHEDULE 3
REQUESTS AND NOTICES
Part I: Drawdown Request
From:	[FLEX LNG LTD.]

To:	ABN AMRO Bank N.V. as Facility Agent

Dated:

Dear Sirs
USD 315,000,000 Term Loan Facility Agreement dated 20 December, 2017 (the "Facility Agreement")
1.
We refer to the Facility Agreement. This is a Drawdown Request. Terms defined in the Facility Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.	We wish to borrow the Loan on the following terms:
(a)	Proposed Drawdown Date:	[●] (or, if that is not a Business Day, the next Business Day)

(b)	Amount:	USD [●]

(c)	Tranche:	[insert]

(d)	The proceeds of the Drawdown shall be credited to: [●]

3.
We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request, including that no Default is continuing or would result from the proposed Drawdown.

4.	This Drawdown Request is irrevocable.
Yours faithfully
………………………………
authorised signatory for
FLEX LNG LTD.
109 | 123

Part II: Selection Notice
From:	FLEX LNG LTD.

To:	ABN AMRO Bank N.V. as Facility Agent

Dated:

Dear Sirs
USD 315,000,000 Term Loan Facility Agreement dated 20 December, 2017 (the "Facility Agreement")
1.
We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Tranche in the amount of [●], with an Interest Period ending on [●].
3.	We request that the next Interest Period for the Tranche is [●].
4.	This Selection Notice is irrevocable.
Yours faithfully
………………………………
authorised signatory for
FLEX LNG LTD.
110 | 123

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
From:	[●] as Facility Agent

To:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

USD 315,000,000 Term Loan Facility Agreement dated 20 December, 2017 (the "Facility Agreement")
1.
We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.5 (Procedure for transfer) of the Facility Agreement:
(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [.].
(c)	The facility office, address and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).
4.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
5.	This Agreement is governed by Norwegian law.
6.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
111 | 123

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address and attention details for notices and account details for payments,]
[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Facility Agent and the Transfer Date is confirmed as [●].
[Facility Agent]
By:
112 | 123

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE
From:	FLEX LNG LTD.

To:	ABN AMRO Bank N.V. as Facility Agent

Dated:

Dear Sirs
USD 315,000,000 Term Loan Facility Agreement dated 20 December, 2017 (the "Facility Agreement")
1.
We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
Clause	Test	Figures/calculations	Compliance
24.3(a)	Equity Ratio – Ultimate Parent (consolidated)

A: Total Equity
B: Total Assets

	Requirement: ratio of A to B to be minimum 0.25 to 1.0		[yes/no]

24.3(b)	Working Capital – Ultimate Parent

A: current assets
B: current liabilities

	Requirement: A to exceed B		[yes/no]

24.3(c)	Minimum Liquidity – Ultimate Parent (consolidated)

A: Liquidity
B: Interest bearing Financial Indebtedness (excl. Sterna RCF)
C: Cash and Cash Equivalents
	Requirement: A to be minimum the higher of (i) USD 15,000,000 or (ii) 5% of the sum		[yes/no]
113 | 123

of B less C.

24.4(a)	Working Capital – each Borrower (unconsolidated) FLEX LNG ENDEAVOUR LIMITED.*

A: current assets
B: current liabilities

	Requirement: A to exceed B	[yes/no]

24.4(a)	Working Capital – each Borrower (unconsolidated) FLEX LNG ENTERPRISE LIMITED.*

A: current assets
B: current liabilities

	Requirement: A to exceed B	[yes/no]

24.4(a)	Working Capital – each Borrower (unconsolidated) FLEX LNG RANGER LIMITED.*

A: current assets
B: current liabilities

	Requirement: A to exceed B	[yes/no]

24.4(b)	Working Capital – each Borrower (unconsolidated) FLEX LNG ENDEAVOUR LIMITED.*

A: Liquidity

	Requirement: A to be minimum USD 1,200,000	[yes/no]

24.4(b)	Working Capital – each Borrower (unconsolidated) FLEX LNG ENTERPRISE LIMITED.*

A: Liquidity

	Requirement: A to be minimum USD 1,200,000	[yes/no]

114 | 123

24.4(b)	Working Capital – each Borrower (unconsolidated) FLEX LNG RANGER LIMITED.*

A: Liquidity

	Requirement: A to be minimum USD 1,200,000	[yes/no]
3	We confirm that each Collateral Vessel is insured against such risks and in such amounts as set out in Appendix 1 hereto.
4.	[Attached as Appendix 2 hereto are two independent valuations for the determination of the Fair Market Value of each Collateral Vessel.]**
5.	[We confirm that no Default is continuing.]***
Signed	…………………………..
[Chief Financial Officer] [Director]
FLEX LNG LTD.

NOTES:
*	Or a Replacement Borrower, in case of a Substitution
**	When applicable (only semi-annually).
***	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
115 | 123

Appendix 1 – Insurances
Collateral Vessel	Hull & Machinery	Freight Interest	Hull Interest	P&I	War risk	Insured Amount

116 | 123

[Appendix 2 – Valuation reports]

117 | 123

SCHEDULE 6
FORM OF SUBSTITUTION LETTER
From:	ABN AMRO Bank N.V. as Facility Agent for itself and each of the other parties to the Facility Agreement referred to below

To:	FLEX LNG LTD (as Ultimate Parent) as Obligors' agent FLEX LNG [ENDEAVOUR]/[ENTERPRISE]/[RANGER] LIMITED. (as Initial Borrower) FLEX LNG [TBD] LTD. (as Replacement Borrower)

Dated:

Dear Sirs,
USD 315,000,000 Term Loan Facility Agreement dated 20 December, 2017 (the "Facility Agreement")
1.
We refer to the Facility Agreement. This substitution letter (the "Substitution Letter") shall take effect as a Substitution Letter for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Substitution Letter unless given a different meaning in this Substitution Letter.

2.
FLEX LNG [TBD] LTD. (the "Replacement Borrower") agrees to become Replacement Borrower with respect to all amounts outstanding the Agreement and to be bound by the terms of the Agreement as joint and several borrower and Obligor pursuant to Clause 6 (Substitution) of the Agreement.

3.	The Replacement Borrower's administrative details are as follows:
Address:
Email:
Attention:
4.	The Substitution Vessel [tbd] will replace [tbd] and become a Collateral Vessel.
5.
We confirm that the Repeating Representations are made by each of the Obligors and the Replacement Borrower on the date of this Substitution Letter and that all Repeating Representations are true in all material respects on that date.

6.	This Accession Letter is governed by Norwegian law and the Replacement Borrower has appointed [.] as its process agents in respect of this Substitution Letter and the other Finance Documents.
THIS SUBSTITUTION LETTER has been signed on behalf of the Ultimate Parent, the Initial Borrower and the Replacement Borrower and is delivered on the date stated above.
118 | 123

Signed	…………………………..
[Chief Financial Officer] [Director]
FLEX LNG LTD. as agent on behalf of the Obligors

Signed	…………………………..
[Chief Financial Officer] [Director]
[tbd]

Signed	…………………………..
[Chief Financial Officer] [Director]
[tbd]

119 | 123

SCHEDULE 7
REPAYMENT SCHEDULE
		Per Vessel		2 Vessels		3 Vessels
		Repayment	Available amount	Repayment	Available amount	Repayment	Available amount
Year 1	Q1		105 000 000		210 000 000
	Q2	1 312 500	103 687 500	2 625 000	207 375 000		315 000 000
	Q3	1 312 500	102 375 000	2 625 000	204 750 000	3 937 500	311 062 500
	Q4	1 312 500	101 062 500	2 625 000	202 125 000	3 937 500	307 125 000
Year 2	Q1	1 312 500	99 750 000	2 625 000	199 500 000	3 937 500	303 187 500
	Q2	1 312 500	98 437 500	2 625 000	196 875 000	3 937 500	299 250 000
	Q3	1 312 500	97 125 000	2 625 000	194 250 000	3 937 500	295 312 500
	Q4	1 312 500	95 812 500	2 625 000	191 625 000	3 937 500	291 375 000
Year 3	Q1	1 312 500	94 500 000	2 625 000	189 000 000	3 937 500	287 437 500
	Q2	1 544 118	92 955 882	3 088 235	185 911 765	4 632 353	283 500 000
	Q3	1 544 118	91 411 765	3 088 235	182 823 529	4 632 353	278 867 647
	Q4	1 544 118	89 867 647	3 088 235	179 735 294	4 632 353	274 235 294
Year 4	Q1	1 544 118	88 323 529	3 088 235	176 647 059	4 632 353	269 602 941
	Q2	1 544 118	86 779 412	3 088 235	173 558 824	4 632 353	264 970 588
	Q3	1 544 118	85 235 294	3 088 235	170 470 588	4 632 353	260 338 235
	Q4	1 544 118	83 691 176	3 088 235	167 382 353	4 632 353	255 705 882
Year 5	Q1	1 544 118	82 147 059	3 088 235	164 294 118	4 632 353	251 073 529
	Q2	1 544 118	80 602 941	3 088 235	161 205 882	4 632 353	246 441 176
	Q3	1 544 118	79 058 824	3 088 235	158 117 647	4 632 353	241 808 824
	Q4	1 544 118	77 514 706	3 088 235	155 029 412	4 632 353	237 176 471
Year 6	Q1	1 544 118	75 970 588	3 088 235	151 941 176	4 632 353	232 544 118
	Q2	1 544 118	74 426 471	3 088 235	148 852 941	4 632 353	227 911 765
Balloon:			74 426 471		148 852 941		227 911 765

120 | 123

SCHEDULE 8
FORM OF SUBSTITUTION CONFIRMATION LETTER
From:	FLEX LNG LTD (as Ultimate Parent) (as Obligors' agent) FLEX LNG [ENDEAVOUR]/[ENTERPRISE]/[RANGER] LIMITED. (as Initial Borrower) FLEX LNG [TBD] LTD. (as Replacement Borrower) The Finance Parties

To:	ABN AMRO Bank N.V. as Facility Agent for itself and each of the other parties to the Facility Agreement referred to below

Dated:

Dear Sirs,
USD 315,000,000 Term Loan Facility Agreement dated 20 December, 2017 (the "Facility Agreement")
1.	We refer to the Agreement. The purpose of this letter is to give notice that a Substitution has become effective and the Substitution has occurred.
2.	Terms defined in the Agreement have the same meaning in this letter unless given a different meaning herein.
3.	We hereby confirm that we have received all the documents and other evidence listed in paragraph (b) of Clause 6.1 (Substitution) of the Facility Agreement (in form and substance satisfactory to us).
4.	We consequently confirm that:
(a)	the Substitution;
(b)	the accession of the Replacement Borrower as Borrower;
(c)	the secession of [Initial Borrower] as Borrower; and
(d)
the Substitution Vessel [tbd] replacing [tbd] as a Collateral Vessel, shall become effective as of [time] on [date] and that this shall represent the "Substitution Date" which occurred at such time in accordance with Clause 6 (Substitution) of the Facility Agreement.

5.	This letter is governed by Norwegian law.
Yours Sincerely
For and on behalf of
ABN AMRO BANK N.V.
(acting in our capacity as Facility Agent only)

By:

Name:
121 | 123

SCHEDULE 9
LIST OF COLLATERAL VESSELS
Initial Vessels
Hull number	Vessel name	Yard	Prop.	Year Build	Capacity (m3)	Employment
2447	FLEX Endeavour	DSME	MEGI	2018	173,400	Available Q1 2018
2448	FLEX Enterprise	DSME	MEGI	2018	173,400	Available Q1 2018
2107	FLEX Ranger	SHI	MEGI	2018	174,000	Available Q2 2018

Substitution Vessels
Hull number	Vessel name	Yard	Prop.	Year Build	Capacity (m3)	Employment
2108	FLEX Rainbow	SHI	MEGI	2018	174,000	Available Q3 2018
2470	FLEX Constellation	DSME	MEGI	2019	173,400	Available Q2 2019
2471	FLEX Courageous	DSME	MEGI	2019	173,400	Available Q3 2019

122 | 123

SCHEDULE 10
LIST OF OPERATING ACCOUNTS
Account holder	Account number
FLEX LNG Endeavour Limited	1250.05.73498
FLEX LNG Enterprise Limited	1250.05.73501
FLEX LNG Ranger Limited	1250.05.73528

123 | 123